UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
FORM SB-2/A

Registration Statement under the Securities Act of 1933

LEGACY MINING LTD.
(Exact name of registrant as specified in charter)

NEVADA	1000	N/A
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Suite 806, 1288 Alberni Street
Vancouver, British Columbia, Canada, V6E 4N5
Tel: (604) 664-0499, Fax: (604) 664-0498
(Address and telephone number of principal executive offices)

The Nevada Agency and Trust Company
50 West Liberty Street, Suite 880, Reno, Nevada, 89501
Tel: (604) 688-7377, Fax: (604) 688-7307
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green, Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel: (604) 732 4804 Fax: (604) 408 5177

Approximate Date of Proposed Sale to the Public: As soon as practicable after this
Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective
Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same
offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same
offering. [   ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [   ]

			Proposed
	Amount to	Proposed	Maximum	Amount of
Title of Each Class of	be	Maximum	Aggregate	Registration
Securities to be	Registered	Offering Price	Offering Price	Fee
Registered		per Unit (1) ($)	($)	($)

Shares of Common
Stock, par value $0.0001	4,605,176	0.05	230,258.80	24.64

Shares of Common
Stock, par value $0.0001	1,000,000	0.05	50,000	5.35

Total Fee Due				$29.99

1	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Legacy Mining Ltd.

5,605,176 SHARES
COMMON STOCK

Before this offering there has been no public market for our common stock.

We are offering up to 1,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers. There is no minimum offering. The offering price is $0.05 per share. In the event the shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. Stock sold through our direct offering will be sold by our officers and directors, Robert Klein and Carlton Parfitt.

Our common stock is presently not traded on any market or securities exchange.

In addition to our direct offering, we are registering 4,605,176 shares held by selling shareholders. This number includes 750,000 shares held by Golden Spirit Enterprises Ltd. (“Golden Spirit”), a company which operates several online entertainment websites and which has directors and officers in common with our directors and officers. Robert Klein, a Director, the President, and the Chief Executive Officer of Legacy, is a Director, the President, and the Chief Executive Officer of Golden Spirit. Carlton Parfitt, a director, the Secretary, the Treasurer, and the Chief Financial Officer of Legacy, is also a Director, the Secretary, the Treasurer and the Chief Financial Officer of Golden Spirit. Golden Spirit will sell its shares at a fixed price of $0.05 per share throughout the duration of this offering. The other selling shareholders will sell at an initial price of $0.05 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. We have contacted an authorized OTC Bulletin Board market-maker, Legacy Trading, for sponsorship of our securities on the OTC Bulletin Board; however, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

There are no arrangements to place the funds we raise in an escrow, trust or similar account.

An investment in our common stock involves risks. See "Risk Factors" starting at page 10 of this Prospectus.

	Offering Price	Expenses	Proceeds to Us

Per Share – if 50% of our direct offering sold	$ 0.05	$ 0.077	$ -0.027
Per Share – if 100% of our direct offering sold	$ 0.05	$ 0.0385	$ 0.0115

If 50% are sold	$ 25,000	$ 38,500	$ -13,500
If 100% are sold	$ 50,000	$ 38,500	$ 11,500

The difference between the Offering Price and the Proceeds to Us is $38,500. The $38,500 reflects the expenses of the offering. The expenses per share would be adjusted according to the offering amounts depending on how many shares we sell. The $38,500 will be paid to unaffiliated third parties for expenses connected with this offering. If we sell less than 100% of our direct offering, we may not recover our expenses of the offering. However, there is no minimum required, and so the net result of this offering may result in a loss to us.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is ________________.

Prospectus Summary

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our” or “Legacy” refers to Legacy Mining Ltd. All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

We were founded on February 19, 1999 by Jack Sha. On March 30, 2001 Jack Sha resigned and Robert Klein was appointed as President and director. On November 30, 2004, Carlton Parfitt was appointed as director. Before 2003 we focused our business on internet based marketing and sale of products such as flowers, chocolates, jewelry and native art. However, since we accumulated a loss of $1,930,556 prior to turning to mining, we decided to shift our focus from an internet based business to mineral exploration. We did not earn any revenues from inception through the period ending September 30, 2006.

We are an exploration stage company in the business of mineral exploration and own the rights to explore property on which no minerals have yet been discovered. All of our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contain commercially exploitable quantities of mineralization.

Our management, and the management of Golden Spirit Enterprises Ltd. and Avalon Energy Corporation share the same directors and officers. Robert Klein, a Director, the President and the Chief Executive Officer of Legacy, is a director, the President and the Chief Executive Officer of Golden Spirit and Avalon. Carlton Parfitt, a Director, the Secretary, the Treasurer and the Chief Financial Officer of Legacy, is also a Director, the Secretary, the Treasurer and the Chief Financial Officer, of Golden Spirit and Avalon Energy. Mr. Klein and Mr. Parfitt do not have common control over Golden Spirit and Avalon. Andy Chu, a significant shareholder, has investment and voting control over a company that owns 41.37% of the common shares of Golden Spirit, giving him investment and voting control over Golden Spirit.

Before 2003, Avalon Energy was in the business of acquiring and developing mineral and oil and gas properties. Golden Spirit was also in this business. On February 19, 1999, Mr. Klein and Mr. Parfitt founded Legacy, with its original focus on internet-based marketing and the online sale of products.

During late 2003, Mr. Klein and Mr. Parfitt decided to reclassify the business focus of Legacy, Golden Spirit and Avalon for the following reasons: (1) the growth of internet entertainment activities, and (2) Legacy’s unsuccessful history selling flowers, chocolates, jewelry and native art. Accordingly, Mr. Klein and Mr. Parfitt decided to purchase the mining property from Golden Spirit in order to focus our business on mineral exploration. At the same time Golden Spirit decided to focus it business on online entertainment activities. Avalon chose to focus its business on the oil and gas industry.

We do not have any conflicts of interests with either Golden Spirit or Avalon. We do not have any formal agreements with Golden Spirit and Avalon with respect to conflicts of interests. Before 2003, Golden Spirit and Avalon were engaged in the mining and oil and gas exploration industries, while we were in the engaged in the online sales of flowers, chocolates, jewelry and native art. After 2003 when we decided to change our business focus to mineral exploration, Golden Spirit changed its business focus to online entertainment activities. Also, Avalon is focusing on the oil and gas exploration rather than of mineral exploration.

Mr. Klein and Mr. Parfitt, have experience in mining through Avalon and Golden Spirit, although both Avalon and Golden Spirit have not been successful thus far. Our business plan may fail due to our management’s lack of successful experience in this industry. Also, other factors, described in the Risk Factors, may adversely affect our ability to begin and sustain profitable mining operations.

In October, 2003, when we decided to pursue ventures in mineral exploration, our management began reviewing various claim acquisitions and recommended acquiring the TK claims in Nevada. On December 15, 2003 we acquired a ninety-percent (90%) interest in the TK claims, Nevada. As of December 31, 2004, we had paid $5,000 in cash and issued 100,000 restricted common shares towards the acquisition.

Under the terms of the acquisition agreement, we were required to pay an additional $3,500 by March 15, 2004. Further, on the fifteenth day of each month from April 2004 to January 2005, we were required to pay an additional $500 in cash and we were required to issue $16,500 worth of restricted shares on or before October 15, 2005 to earn the 90% interest in the TK claims. We purchased the TK claims from Kevin Bergman, a resident of Utah and a non-affiliated party.

Legacy chose to acquire the TK claims because the claims were in the vicinity of Newmont Mining Corporation’s “Phoenix Project”. Due to the huge potential of this project, the Bureau of Land Management in Nevada determined that an Environmental Impact Study Report would have to be prepared. Legacy reviewed this Report and chose to proceed with the acquisition.

However, in October 2005, our management determined that we did not have sufficient funds to complete the acquisition and carry out our planned exploration program of the TK claims. Also, our management determined that the purchase price and exploration expenses of another property, the Ester Creek Property, would meet our financial situation and be more reasonable for us. As a result, we decided to abandon the TK claims.

On October 11, 2005, we entered into a property acquisition agreement with Golden Spirit, a company formerly in the mining business which now operates online entertainment websites. We were formerly a subsidiary of Golden Spirit. When Golden Spirit decided to change its business direction to non-mining ventures, it offered us the opportunity to acquire a mining property. We then entered into an acquisition agreement with Golden Spirit regarding the Ester Creek claims (referred to as the Ester Creek Property). Golden Spirit is publicly traded on the OTCBB under the symbol “GSPT”. We have directors and senior officers in common with Golden Spirit. Robert Klein, a Director, the President and the Chief Executive Officer of Legacy, is a Director, the President and the Chief Executive Officer of Golden Spirit. Carlton Parfitt, a Director, the Secretary, the Treasurer and the Chief Financial Officer of Legacy is also a Director, the Secretary, the Treasurer and Chief Financial Officer of Golden Spirit. Golden Spirit is selling 750,000 shares under this prospectus.

Under the terms of the agreement, we issued 750,000 restricted common shares valued at $7,500 or $0.01 per share as consideration to purchase a 90% interest in the mineral rights to Ester Creek Property located approximately eight miles northeast of Fairbanks, Alaska. These mining claims are located in and around Ester Creek over an area of approximately 2,320 acres (four square miles). The mineral rights we obtained give us the right to exploit, mine and produce all minerals lying beneath the surface of each property.

In determining to acquire Ester Creek Property, we considered the following factors:

  our lack of cash;
  the fair market value of an unproven mineral property;
  the historic purchase prices of Ester Creek Property;
  potential for long-term opportunities in the property;
  our abandonment of the TK claims;
  possible exploration costs; and
  the dispute of leasehold interest with Golden Spirit.

Market value was determined by reviewing information provide by and consultation with James C. Barker, a consulting geologist. James C. Barker performed work on the property for its previous owner, Golden Spirit Enterprises Ltd. and Legacy was given permission to access his reports and recommendations.

There is currently a dispute between Golden Spirit, the company from whom we entered into an agreement to acquire the rights to the Ester Creek Property and Ester Creek Gold Company ("Ester Creek Gold"), the company with whom Golden Spirit entered into an agreement to acquire the Ester Creek claims portion of the Ester Creek Property. The nature of the dispute is that Ester Creek Gold argues that the interest in the Ester Creek Claims was never validly transferred to Golden Spirit and that approximately $15,000 needs to be paid to Ester Creek Gold by Golden Spirit before the transfer of interest can take place.

We were aware of the dispute prior to entering into our agreement with Golden Spirit dated October 11, 2005. We considered the dispute when negotiating our purchase consideration. However, we risk never being able to obtain title for the Ester Creek claims or having to pay costs of approximately $15,000 as result of the unfavorable result in the dispute. We do not have any other legal or financial obligations under the dispute.

All of our projects are in the exploration stage. We did not conduct field investigations in 2005, rather this was performed by Golden Spirit prior to Legacy acquiring the property in October, 2005. Legacy was provided with the results of the field investigations. In 2006, Legacy maintained the claims only and is poised to conduct the outlined work program in 2007. I Observations, sampling, and review of old placer drilling logs now indicate that the vein or veins continue to the northeast, where they lie directly at the head of the historic dredge mining on Ester Creek. For the next twelve months (beginning February 2007), we plan to complete geological mapping, revisit approximately 7,500 feet of survey lines for geological soil sampling and establish a UTM-based data inventory. Those planned exploration activities will be done by our geologist, James C. Barker.

Over the next twelve months our estimated exploration expenses will be approximately $25,000 and our operation costs will be approximately $71,000. Our exploration expenses of $71,000 only cover preliminary exploration work, not including establishing resource reserves or drilling. Further exploration beyond the scope of our planned preliminary exploration activities will be conducted after a final evaluation of our preliminary exploration as to the economic and legal feasibility of mining of any of our properties is determined. We anticipate that we will require additional financing in order to pursue full exploration of these claims. We do not have sufficient financing to undertake full exploration of our mineral claims at present and there is no assurance that we will be able to obtain the necessary financing.

On January 1, 2004 we entered into a consulting agreement with Palisades Financial Ltd. (“Palisades Financial”) at a rate of $1,000 per month to provide us in business development, strategy, evaluation of acquisition proposals, and negotiation. May Joan Liu, our significant shareholder, is the President and sole shareholder of Palisades Financial.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our mineral claims. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

On August 28, 2006, we entered into settlement agreements with six related parties to settle debts totaling $192,759. The related parties received a total of 3,855,176 post-reverse split restricted common shares of Legacy at $0.05 per share for their services.

Our principal offices are located are located at Suite 806, 1288 Alberni Street, Vancouver, British Columbia, Canada V6E 4N5. Our telephone number is (604) 664-0499 and our facsimile number is (604) 664-0498.

The Offering

Assuming 100% of our direct offering is sold, the 5,605,176 common shares registered under this prospectus will represent approximately 31% of our issued common stock. As of March 20, 2007 our directors Robert Klein and Carlton Parfitt together own 2,530,757 shares (including 750,000 shares owned by a selling shareholder, Golden Spirit, a company with common directors, being Mr. Klein and Mr. Parfitt), representing approximately 14% of our issued common stock.

Currently, we have not established an underwriting arrangement for the sale of these shares. Our directors Mr. Klein and Mr. Parfitt are the underwriters of this offering. They intend to offer and sell the shares in our direct offering through their business and personal contacts. However, since Golden Spirit, of which Mr. Klein and Mr. Parfitt are directors and officers, is also trying to sell its shares at the same time, our management intends to leave it up to the discretion of the potential buyer regarding from whom the buyer will purchase our stock. In such instances it may be able to negotiate more effectively with potential buyers to sell its Legacy stock. Golden Spirit’s shares may be sold from time to time to purchasers directly by Mr. Klein and Mr. Parfitt. Alternatively, Golden Spirit may from time to time offer shares to underwriters, dealers, or agents, which may make it more difficult for us to sell our shares.

The following is a brief summary of our offering:

Securities Offered	•	through a direct public offering, 1,000,000 common shares
	•	4,605,176 common shares held by selling shareholders, including 750,000 shares held by Golden Spirit , a company controlled by our President, Robert Klein, and our director, Carlton Parfitt
	•	there is no minimum offering

Offering Price per Share

We are offering the shares in our direct offering at a price of $0.05. This price was determined by our Board of Directors based on several factors including our capital structure and the amount we sought to raise through the offering.

Golden Spirit will sell its shares at a fixed price of $0.05 per share throughout the duration of this offering.

The other selling shareholders will sell at an initial price of $0.05 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board.

Offering Period	The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Net Proceeds to us

Approximately a net loss of $13,500, assuming half of our direct offering is sold. Our Board of Directors has determined that even though there is a risk that we will incur a loss from the offering, it is in our best interests to proceed with the offering. If we are successful in getting this Registration Statement declared effective, we will be a reporting company under the Securities Exchange Act and we may then submit an application for listing with the OTC Bulletin Board.

Approximately $11,500, assuming we sell all 1,000,000 shares through our direct offering.

We will not receive any proceeds from the sale of shares by the selling shareholders.

Use of Proceeds:	We will use the proceeds for administrative expenses, consulting fees and professional fees.

Number of Shares Outstanding Before the Offering	There are 17,098,502 common shares outstanding as of March 20, 2007.

Number of Shares Outstanding After the Offering	We will have the following number of shares issued and outstanding after this offering:
•	17,348,502 if we sell 25% of our direct offering

•	17,598,502 if we sell 50% of our direct offering

•	18,098,502 if we sell 100% of our direct offering

Financial Condition

Since inception, we have reported significant losses. We have incurred losses since inception resulting in a net accumulated deficit of $2,035,777 as at December 31, 2005 and $2,094,443 as at September 30, 2006. Our auditors stated that these factors raise substantial doubt about our ability to continue as a going concern in their report dated November 2, 2006 on the financial statements of the Company for the fiscal years ended December 31, 2005 and 2004.

We will need additional working capital to continue or to be successful in any future business activities. Therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish this objective. We plan to seek debt or equity financing, or a combination of both, to raise the necessary working capital. In addition to our current cash, we expect to require approximately an additional $90,000 in financing to continue our planned operations for the next year.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" and our accompanying Financial Statements and related notes included elsewhere in this Prospectus.

Summary of Financial Data

Balance Sheets
	September 30, 2006	December 31, 2005
	(Unaudited)
Cash	$6,660	$3,081

Total Assets	$11,059	$11,596

Total Liabilities	$64,072	$198,701

Total Working Capital Deficit	$56,212	$191,233

Statements of Operations

		From February
		19, 1999
		(inception)	9 months
	9 month	to	Ended
	period	September 30,	September
	ended	2006	30, 2005
	September 30,
	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	Nil	Nil	Nil

Expenses	$58,666	$2,094,443	$37,739

Net Loss	$58,666	$2,094,443	$37,739

Loss Per Share	-	-	-

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related To Our Business

1.

If we do not obtain additional financing to fund our exploration activities and operating expenses, we will be unable to complete all necessary exploration activities resulting in the failure of our business.

As of September 30, 2006, we had cash in the amount of $6,660. We have not generated any revenues since inception and have incurred a net loss of $2,094,443 from our inception on February 19, 1999 to September 30, 2006. Our current operating funds are insufficient to cover the first year of our planned exploration program as well as providing funds for anticipated operating overheads, professional fees and regulatory filing fees. In order for us to perform any exploration or testing beyond the first year exploration program, we will need to obtain additional financing. We plan to seek additional financing by private placements or by a direct offering.

Under the terms of the property acquisition agreement for our Ester Creek Property, we are not required to make any further payments to the original owner of the claims, As of September 30, 2006, we had cash of approximately $6,660, and we will need an additional $90,000 to carry out our business plan during the next twelve months.

We will be required to make annual rental fees to the State of Alaska in the approximate amount of $1,825. Our proposed exploration program, Ester Creek Project, is anticipated to cost approximately $25,495 in the next twelve months. We anticipated that we will incur operating expenses of $68,680 over the next twelve months. Other than the direct offering being registered in this prospectus, we currently do not have any arrangements for financing and we may not be able to obtain financing when required. If we raise only 25% of our direct offering, we will not generate any net proceeds and the offering will have a net loss of $13,500 from the offering. Even if we are successful in selling 100% of our direct offering, our net proceeds will be $11,500. We will therefore need to obtain at least another $78,500 in order to carry out our business plan for the next twelve months.

Obtaining additional financing would be subject to a number of factors including the market prices for minerals and the costs of exploring for or commercial production of materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. There is a significant risk to investors who purchase shares of our common stock because there is a risk that we may not be able to generate and/or raise enough resources to remain operational for the next twelve months.

2.

Because we have only recently commenced business operations, we face a high risk of business failure due to our inability to predict the success of our business, and if we fail to be successful, we may have to cease operations.

We acquired the Ester Creek mineral claims in October 2005 and have not yet commenced the initial stages of an exploration program on them. We expect to begin carrying out this program in the fourth quarter of 2006. It is premature to evaluate the likelihood of whether we will be able to operate our business successfully. We were incorporated on February 19, 1999 and to date have been involved primarily in non-mining related activities, the acquisition of an option to purchase an interest in the TK mineral claims, Nevada, now abandoned, the acquisition to purchase the Ester Creek Property, and initiating our first year exploration program. We have not earned any revenues as of the date of this prospectus. If we are not able to operate our business successfully, we may have to cease operations, and you could lose your entire investment.

3.

Because the probability of locating reserves that are commercially viable is remote, any funds expended on exploration will probably not be recovered. This could result in significant losses in the future.

The probability of our exploration programs proving successful in discovering commercially viable reserves is remote. In all probabilities, the Ester Creek Property does not contain any reserves. Consequently, any funds expended upon exploration on the mineral claims will probably not be recovered, resulting in significant losses to us.

4.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired. This could prevent us from becoming profitable.

We have a verbal agreement with our consulting geologist that requires him to review all of the results from the exploration work performed upon the mineral claims that we have an option to purchase and then make recommendations based upon those results. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. We have a verbal agreement with a firm that provides us with office space, telephone answering and secretarial services. Many of these functions require the services of persons in high demand and these persons may not always be available. The implementation of our business plan may be impaired if these parties do not perform in accordance with our verbal agreement. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform. This could prevent us from becoming profitable.

5.	Because of the unique difficulties and uncertainties inherent in mineral exploration business, we face a high risk of business failure. If our business fails, you may lose your entire investment.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Weather conditions such as extensive snowfall, and flooded creek and rivers can increase delay resulting in additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards for which we cannot insure or for which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of mineral deposits. We may be forced to revise our exploration program at an increased cost if we encounter unusual or unexpected formations. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If our business fails, you may lose your entire investment.

6.

Because access to the Ester Creek mineral claims may be restricted by winter inclement weather, we may be delayed in our exploration, which could increase the time it would take to generate any revenues.

Access to the Ester Creek Property may be restricted through some of the year due to inclement winter weather in the area. In addition, access to the mineral claims may be closed from October to April due to extensive snow cover. Ester Creek Property is located on the south flank on Ester Dome about ten miles west of downtown Fairbanks and is accessed by existing roads off the George Parks Highway. The Fairbanks area features a sub-arctic climate with continuous freezing weather October through April and a shorter warm summer with near continuous daylight. During late November through January, temperatures can drop to -40º or colder for extended periods of time. Annual precipitation is semi-arid, consisting of rain mostly in the later summer and snow in early to mid-winter.

During the winter months heavy snowfall can make it difficult if not impossible to undertake work programs. Inclement weather in the winter months makes exploration activities unsafe and the planning of exploration activities unreliable. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as production in the event that commercial amounts of minerals are found. Significant delays in exploration and production, in the event that commercial amounts of minerals are found, significantly increase the time that it would take to generate any operating revenues or ever achieve profitable operations.

7.

If we do not find a joint venture partner for the continued development of our mineral claims, we may not be able to advance exploration work, which could cause our business to fail and you could lose your entire investment.

If the results of the first phase of exploration program are successful, we may try to enter a joint venture agreement with a partner for the further exploration and possible production on our mineral claims. We would face competition from other new and unestablished mineral resource exploration companies who have properties that they deem to be attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the mineral claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may fail and you may lose your entire investment in this offering.

8.	Because our executive officers do not have any successful experience in mineral exploration, our financial results could suffer irreparable harm as a result of their decisions and choices.

Robert Klein and Carlton Parfitt, our officers and directors, do not have any successful experience in exploring for, starting, or operating a mine. With no successful experience in this industry, our management may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard engineering or managerial approaches mineral exploration companies commonly utilize. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of successful experience in this industry.

9.

Because our executive officers and directors lack formal accounting or finance training, our ability to record, process, summarize and report financial information could be adversely affected and there is a greater likelihood that a material misstatement of the financial statements will not be prevented or detected, which could cause investors to lose confidence in us and our share price could decline.

Upon the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Our management will be required to certify the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems. Nether Robert Klein nor Carlton Parfitt, our officers and directors, have any formal accounting or finance training. As a result of their lack of formal accounting or finance training, our ability to record, process, summarize and report financial information could be adversely affected and there is a greater likelihood that a material misstatement of the financial statements will not be prevented or detected. We cannot assure you that Mr. Klein or Mr. Parfitt have the training an experience to identify material weaknesses or significant deficiencies in our internal control over financial reporting. Our officers and directors lack of formal accounting or finance training could also inhibit his ability to implement required new or improved controls as may be required. If we are unable to maintain effective internal control over financial reporting, investors could lose confidence in the reliability of our internal control over financial reporting, which could cause investors to lose confidence in our reported financial information, and our share price could decline.

10.	Because our management and offices are located outside of the United States, U.S. investors may face difficulty in effecting service of process against us and our executive officers or directors.

Currently, our officers and directors named in this prospectus, Robert Klein and Carlton Parfitt, are Canadian residents. Furthermore, all or a substantial portion of his assets are located outside the United States. As a result, it may not be possible for you to:

(a)	effect service of process within the United States upon us or our executive officers and directors; or

(b)	enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our executive officers and directors;

(c)

enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in the Canadian courts against judgments obtained against us or our executive officers and directors; or

(d)	bring an action in the Canadian court to enforce liabilities based on the U.S. federal securities laws against us or our executive officers and directors.

11.

Because our officers and directors have only agreed to provide services on a part- time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Robert Klein, our President and chief executive officer and Carlton Parfitt, our Secretary Treasurer and chief financial officer devote 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Klein or Mr. Parfitt nor do we maintain a key man life insurance policy for them. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Klein or Mr. Parfitt, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

12.	In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.

The mineral exploration business is highly competitive. This industry has a multitude of competitors and many competitors dominate this industry with respect to any of the large volume metallic minerals. Our exploration activities will be focused on the large volume metallic minerals of copper, lead, zinc, gold and silver. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the Johnson mineral claims. If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Johnson mineral claims if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

13.	Unfavorable outcome in a dispute could prevent us from obtaining title of our leasehold interest in the Ester Creek claims, which could prevent us from carrying out our business plan.

On October 11, 2005, we entered into a property acquisition agreement with Golden Spirit, a related company, to acquire a 90% interest in the mineral rights to Ester Creek claims. A dispute of the Ester Creek claims arose between Golden Spirit and Ester Creek Gold, the company from whom Golden Spirit had ostensibly acquired its interest in the Ester Creek claims. Ester Creek Gold refuses to transfer title to the Ester Creek claims until approximately $15,000 is paid to it. We are currently negotiating with Ester Creek Gold to resolve this dispute. If we are unsuccessful in negotiating a settlement, we anticipate that we will need to start a court action to compel Ester Creek Gold to transfer title in the Ester Creek claims to us. If we lose the action, we may never obtain title to the leasehold interest of the Ester Creek claims, which could prevent us from carrying out our business plan.

Risks Related To Legal Uncertainty

14.	Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of the State of Alaska as we undertake our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. Currently, we have not experienced any difficulty with compliance of any laws or regulations which affect our business. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome. Mineral production on state lands is subject to a 3 percent net profits royalty with applicable Exploration Incentive Credits of up to $20 million. Alaska also has a mining license tax of $4,000 plus 7 percent of net income over $100,000 for consolidated statewide mineral production with provisions for a 3.5 year exemption after initial production begins. The state corporate income tax rate is 9.4 percent if net profits exceed the set threshold level. State claims annually require $100 assessment work for each 40-acre claim, or $400 per 160-acre claims located under new staking regulations. Additionally, an annual claim rental fee of $25 per 40-acre claim, which escalates to $55 over five years ($100 to $220 per 160-acre claim) is required. Annual rental fees can be credited against any production royalty for a given year. If our anticipated costs of our exploration program increase, it will be more difficult for us to become profitable.

15.

New legislation, including the Sarbanes-Oxley Act, may make it more difficult for us to retain or attract officers and directors, which could increase our operating costs or prevent us from becoming profitable.

The Sarbanes-Oxley Act was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the Commission, under the Securities Exchange Act. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act has resulted in a series of rules and regulations by the Commission that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These hurdles could prevent us from becoming profitable.

Risks Related To This Offering

16.	If a market for our common stock does not develop, you may be unable to sell your shares.

A market for our common stock may never develop. We have contacted an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, you may not be able to re-sell the shares of our common stock that you have purchased and may lose all of their investment.

17.	If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 4,605,176 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 26.9% of the common shares outstanding as of the date of this prospectus.

18.	If our common stock is quoted on the OTC Bulletin Board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTC Bulletin Board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

19.	Because we do not expect to pay dividends for the foreseeable future, investors may be able to make a return on their investment only by selling the stock at a higher price.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

20.

Because the Commission imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker. We have contacted an authorized OTC Bulletin Board market-maker, Legacy Trading, for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares your purchase from us.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and copper, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders. However, we will receive proceeds from the direct offering.

Our offering is being made on a self underwritten basis - with no minimum and a maximum of $50,000. The table below sets forth the use of proceeds if 25%, 50%, 75% or 100% is sold.

	25%	50%	75%	100%
Gross proceeds	$ 12,500	$ 25,000	$ 37,500	$ 50,000
Offering expenses	38,500	38,500	38,500	38,500
Net proceeds	(26,000)	(13,500)	(1,000)	11,500

The net proceeds will be used approximately as follows:

	25%	50%	75%	100%
Administrative expenses	N/A	N/A	N/A	11,500

Total offering expenses are estimated to be $38,500, consisting of the following: $20,000 for legal fees; $15,000 for accounting fees, $1,500 transfer agent and registrar fees, $10 Commission registration fee and $1,990 for miscellaneous unforeseen expenses (including Edgar filing fees) relating to the offering.

If we raise 25%, 50% or 75%of the direct offering, we will not receive any proceeds from the offering, and will incur a net loss from the offering. Our Board of Directors has determined that even though there is a risk that we will incur a loss from the offering, it is in our best interests to proceed with the offering. If we are successful in getting this Registration Statement declared effective, we will be a reporting company under the Securities Exchange Act and we may submit an application for listing with the OTC Bulletin Board.

If we raise 100% of the offering, we will use the proceeds for general and administrative expenses.

Our general and administrative expenses consist of office and telephone costs, professional fees and consulting fees.

Determination of Offering Price

The $0.05 per share offering price of our common stock was arbitrarily chosen by us. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value. In determining the $0.05 per share offering price, we considered the following factors:

  the experience of our Board of Directors;
  the amount we sought to raise through this offering; and
  our capital structure, including the number of shares already issued and outstanding.

Therefore, the $0.05 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of our shares of common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

We have contacted an authorized OTC Bulletin Board market-maker (for sponsorship of our securities on the OTC Bulletin Board upon our registration statement becoming effective. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders except Golden Spirit. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders except Golden Spirit. Golden Spirit will sell its shares at a fixed price of $0.05 through the duration of this prospectus.

The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor is it obligated to sell such shares immediately under this prospectus.

Dilution

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of September 30, 2006, the net tangible book value of our shares of common stock was $(53,013) or approximately $(0.0031) per share based upon shares outstanding.

If 100% of the shares are sold:

Upon completion of our direct offering, in the event all of the shares are sold, the net tangible book value of the 18,098,502 shares to be outstanding will be $(41,513) or approximately $(0.0023) per share. The amount of dilution you will incur will be $0.0523 per share. The net tangible book value of the shares held by our existing shareholder will be increased by $0.0008per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $(0.0023) per share. After completion of this offering, if 1,000,000 shares are sold, you will own approximately 5.5% of the total number of shares then outstanding for which you will have made a cash investment of $50,000, or $0.05 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 94.5% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $210,000 or $0.012 per share.

If 75% of the shares are sold:

Upon completion of our direct offering, in the event 75% of the shares are sold, the net tangible book value of the 17,848,502 shares to be outstanding will be $(54,013), or approximately $(0.003) per share. The amount of dilution you will incur will be $0.053 per share. The net tangible book value of the shares held by our existing shareholders will be increased by $0.0001per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $(0.003) per share.

After completion of this offering, if 750,000 shares are sold, you will own approximately 4.2% of the total number of shares then outstanding shares for which you will have made a cash investment of $37,500, or $0.05 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 95.8% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $210,000 or $0.012 per share.

If 50% of the shares are sold:

Upon completion of our direct offering, in the event 50% of the shares are sold, the net tangible book value of the 17,598,502 shares to be outstanding will be $(66,513)or approximately $(0.0038) per share. The amount of dilution you will incur will be $0.0538 per share. The net tangible book value of the shares held by our existing shareholders will be decreased by $0.0007 per share, because the offering costs exceed our proceeds from this offering. You will incur an immediate dilution from $0.05 per share to $(0.0038) per share.

After completion of this offering, if 500,000 shares are sold, you will own approximately 2.9% of the total number of shares then outstanding shares for which you will have made a cash investment of $25,000, or $0.05 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 97.1% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $210,000, or $0.012 per share.

If 25% of the shares are sold:

Upon completion of our direct offering, in the event 25% of the shares are sold, the net tangible book value of the 17,348,502 shares to be outstanding will be $(79,013) or approximately $(0.005) per share. The amount of dilution you will incur will be $0.055 per share. The net tangible book value of the shares held by our existing shareholders will be decreased by $0.002 per share, because the offering costs exceed our proceeds from this offering.. You will incur an immediate dilution from $0.05 per share to $(0.012) per share.

After completion of this offering, if 250,000 shares are sold, you will own approximately 1.4% of the total number of shares then outstanding shares for which you will have made a cash investment of $12,500, or $0.05 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 98.6% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $210,000, or $0.012 per share.

The following table compares the differences of your investment in our shares with the investment of our existing shareholders.

Existing shareholders if all of the shares are sold:

Price per share	$0.05
Net tangible book value per share before offering	$(0.0031)
Potential gain to existing shareholders per share	$0.0531
Net tangible book value per share after offering	$(0.0023)
Increase to present shareholders in net tangible book value per share after offering	$0.0008
Capital contributions	$210,000
Number of shares outstanding before the offering	17,098,502
Number of shares after offering held by existing shareholders	17,098,502
Percentage of ownership after offering	94.5%

Purchasers of shares in this offering if all shares sold

Price per share	$0.05
Dilution per share	$0.0523
Capital contributions	$50,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	5.5%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.05
Dilution per share	$0.053
Capital contributions	$37,500
Number of shares after offering held by public investors	750,000
Percentage of ownership after offering	4.2%

Purchasers of shares in this offering if 50% of shares sold

Price per share	$0.05
Dilution per share	$0.0538
Capital contributions	$25,000
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	2.9%

Purchasers of shares in this offering if 25% of the shares sold

Price per share	$0.05
Dilution per share	$0.055
Capital contributions	$12,500
Number of shares after offering held by public investors	250,000
Percentage of ownership after offering	1.4%

Plan of Distribution; Terms of the Offering

We are offering up to 1,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, no minimum. The offering price is $0.05 per share. The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

We will sell the shares in this offering through our officers and directors, Robert Klein and Carlton Parfitt. They are the underwriters of this offering. They will receive no commission from the sale of the shares. They will not register as broker-dealers under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2. The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker-dealers or associated with broker-dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our Prospectus is declared effective by the Securities and Exchange Commission (the “Commission”), do we intend to distribute this Prospectus to potential investors at meetings and to our friends, business associates and relatives who are interested in us and a possible investment in the offering. We will not utilize the Internet to advertise our offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date this prospectus is declared effective and continue for a period of up to 180 days, and an additional 90 days, if so elected by our Board of Directors.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

1.	execute and deliver a share subscription agreement; and

2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to Legacy Mining Ltd.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Sales by Selling Shareholders

Selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;

  in privately negotiated transactions;

  through the writing of options of the common stock; or

  in any combination of these methods of distribution.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of its common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;

  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling shareholders will not engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

Legacy and the selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. In the event that the selling shareholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling shareholders will not be permitted to engage in short sales of our common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Market Information

We have contacted an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. We have contacted Legacy Trading Inc., 301 South Bryant Ave. Ste. A400, Edmond, OK 73034 to act as a market maker for our securities. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize.

The selling shareholders’ shares may also be sold in compliance with the Commission's Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 71,067 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

As of the date of this prospectus, the selling shareholders have not held their shares for more than one year. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock. The selling shareholder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

Selling Shareholders

The selling shareholder, Golden Spirit is offering 750,000 shares of common stock already issued. Golden Spirit will sell its shares at a fixed price of $0.05 per share throughout the duration of this offering.

On December 17, 2005, we issued 750,000 common shares to Golden Spirit , a company which operates online entertainment websites and has directors in common with us, at a price of $0.01 per share for total proceeds of $7,500. The shares were issued pursuant to a property acquisition agreement with Golden Spirit to purchase a 90% interest in the mineral rights to the Ester Creek Property. These shares were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

The other six selling shareholders are offering 3,855,176 shares of common stock already issued. All of these shares were issued by us on August 28, 2006 to settle debts owed by the shareholders. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act. The other six selling shareholders will sell at a price of $0.05 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board.

The following table provides as of March 20, 2007 information regarding the beneficial ownership of our common stock held by the selling shareholders, including:

  the number of shares owned prior to this offering;
  the total number of shares that are to be offered;
  the total number of shares that will be owned upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned; and
  the identity of the beneficial holder of each company.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Andy Chu	2,548,925 (1)	14.9	85,548 (2)	1,113,377	6.2
Golden Spirit Enterprises Ltd. (3)	1,263,377	7.4	750,000	513,377	2.8
Holm Investments Ltd. (4)	600,000	3.5	600,000	Nil	Nil
May Joan Liu	2,216,390 (5)	13.0	741,390 (6)	875,000	4.8
John MacAskill (7)	873,538	5.1	273,538	600,000	3.3
Betty Anne McElroy	1,554,700	9.1	1,554,700	Nil	Nil
Palisades Financial Ltd. (8)	975,000	5.7	600,000	375,000	2.1

The percentages are based on the 17,098,502 common shares outstanding on March 20, 2007, and assume that all shares offered by the selling shareholders and through our direct offering are sold.

1

Includes 685,548 shares owned directly by Andy Chu, 600,000 shares owned by Holm Investments Ltd., and 1,263,377 shares owned by Golden Spirit. Andy Chu has investment and voting control over both companies.

2	Does not include 600,000 shares offered by Holm Investments and 750,000 shares offered by Golden Spirit.

3

Golden Spirit is a public company which is quoted on the OTC Bulletin Board under the symbol “GSPT”, and which operates several online entertainment websites. Robert Klein, our President and a Director, is also President and a Director of Golden Spirit. Carlton Parfitt, our Secretary, Treasurer and a Director, is also Secretary, Treasurer and a Director of Golden Spirit. Andy Chu, a significant shareholder, has investment and voting control over a company that owned 41.37% of the common shares of Golden Spirit, giving him investment and voting control over Golden Spirit.

4	Andy Chu has voting and investment control over Holm Investments Ltd.

5	Includes 1,241,390 shares owned directly by May Joan Liu, and 975,000 shares owned by Palisades Financial, a company of which May Joan Liu, a significant shareholder, is the sole shareholder

6	Does not include 600,000 shares offered by Palisades Financial.

7	John MacAskill is our accountant.

8	May Joan Liu has investment and voting control over Palisades Financial. May Joan Liu is the President and sole shareholder of Palisades Financial, a business development consulting company.

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling shareholders have sole or shared voting power or investment power and also any shares which they have the right to acquire within 60 days.

Neither the selling shareholders nor any of their control persons are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not currently a party to any legal proceedings. However, we anticipate that we may need to institute legal proceedings against Ester Creek Gold Company "Ester Creek Gold" to transfer title to the Ester Creek claims. We are not affiliated with Ester Creek Gold.

In September, 2005, Golden Spirit attempted to have title to the leasehold interest and rights thereunder to mine the Ester Creek claims transferred from Ester Creek Gold to Golden Spirit. Golden Spirit was satisfied that it had met all the terms of the agreement dated October 10, 2003 between Ester Creek Gold and Golden Spirit in order to have the title transferred. Ester

Creek Gold claims that Golden Spirit did not fulfill all of the terms of the agreement dated October 10, 2003. Ester Creek claims that Golden Spirit failed to timely pay amounts due pursuant to the agreement and as such, refused to consent to the transfer of title.

On November 2, 2005, Golden Spirit filed a claim of lien at the:

State of Alaska
Department of Natural Resource
Fairbank’s Recorder’s Office
1648 S. Cushman , # 201
Fairbanks, Alaska, 99701-6206

The claim is a lien on certain real estate situated in or near Fairbanks, Alaska, and more particularly described as follows:

Located in whole or in part, at or near, Sections 10, 11 and 12 of Township 15, Range 3W of the Fairbanks Meridian, in the Fairbanks Recording District, State of Alaska:

Near Ester Creek, which is located on a mineralized earthen dome structure called Ester Dome, some eight miles north and west of Fairbanks, Alaska, and also known as the “Ester Creek Mine.”

Title to the above referenced real property is believed to be held by the State of Alaska. Ester Creek Gold owns the leasehold interest and rights thereunder to mine the property. The Claim of Lien does not affect the five mineral claims of the Ester Creek property acquired from Holland, as they are not included in the agreement dated October 13, 2003 between Ester Creek Gold and Golden Spirit. The leasehold interest and rights thereunder to mine the five claims remain in the name of Holland and will not be transferred until the dispute with Ester Creek Gold and Golden Spirit on the Ester Creek claims is remedied.

We are currently negotiating with Ester Creek Gold to resolve this dispute. If we are unsuccessful in negotiating a settlement, we anticipate that we will need to start a court action to compel Ester Creek Gold to transfer title in the Ester Creek claims to us. Based on our review of the payments made by Golden Spirit to Ester Creek Gold and our review of Ester Creek Gold's complaints, we believe that we will have a strong chance of success in a court action. If we lose the action, we will never obtain title to the Ester Creek claims, which could prevent us from carrying out our business plan.

Our agent for service of process in Nevada is The Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

Directors, Executive Officers, Promoters And Control Persons

Our current executive officers and directors are:

Name	Age	Position

Robert Klein	58	Director, President and Chief Executive Officer.

Carlton Parfitt	39	Director, Secretary, Treasurer and Chief Financial Officer

Set forth below is a brief description of the background and business experience of executive officers and directors.

Robert Klein has been our Director, President and Chief Executive Officer since February 19, 1999.

Mr. Klein graduated in 1971 from the University of Waterloo with a degree in Applied Math. Mr. Klein belongs to the Fellow of Canadian Securities Institute. From February 1, 1992 to the present, Mr. Klein has worked as a self-employed consultant. Mr. Klein has been a consultant with Weissgeld Capital Ltd., a company in which he has beneficial control over. Mr. Klein provides consulting services related to oil and gas and mineral properties, to us and to our related companies. In addition, Mr. Klein also provides consulting services to other, unrelated, public companies. Mr. Klein is a Director, the President and the Chief Executive Officer of Golden Spirit, a public reporting company which operates several online entertainment sites. He is also a Director, the President and the Chief Executive Officer of Avalon Energy Corp., a public reporting company engaged in the exploration and development of mineral properties and oil and gas interests.

Carlton Parfitt has been our Secretary, Treasurer and Chief Financial Officer since November 30, 2004.

Carlton Parfitt is a member of our Board of Directors. Mr. Parfitt, bilingual in English and Japanese, graduated in 1991 with Honors from Simon Fraser University, British Columbia. While attending university, Mr. Parfitt worked as a co-op student for the Department of National Defense (Canada). After completing his Bachelor of Science in Physics, and before becoming involved in the digital media industry, Mr. Parfitt was a research scientist at companies such as TRIUMF, a cyclotron, and CTF Communications Inc. based in Coquitlam, British Columbia.

Between the years 1998 and 2000, Mr. Parfitt was the founder and director of Elgrande.com Inc., an OTC Bulletin Board company. During this time, he was intimately involved in Board operations, governance, as well as strategic business development and financing. Responsibilities for strategic market development included building strategic Blue Chip clients globally. Here, he drew upon his business consulting experience in Japan where he was a consultant for several years. While in Japan, Mr. Parfitt also participated in contract negotiations, shareholder relations and operations. Since 2001 until now, Mr. Parfitt has been the President of Third Wave Consulting Inc., a private consulting company specializing in digital media. His focuses include marketing consulting, project management, event planning and corporate communications for new media production. Mr. Parfitt is also a Director, the

Secretary, the Treasurer and the Chief Financial Officer of Avalon Energy, and Golden Spirit, both public companies.

We presently do not pay our officers and directors any salary or consulting fees.

Other Directorships

Golden Spirit

Name	Position	Appointment Date
Robert Klein	Director, President, and Chief Executive Officer	March 16, 2001
Carlton Parfitt	Director and Chief Financial Officer	November 30, 2004

Golden Spirit formal names	Date	Nature of Business
2Uonline.com	January 31, 2000	Internet dot com company
Golden Spirit Minerals Ltd.	October 1, 2003	Mineral exploration company
Golden Spirit Mining Ltd.	October 19, 2004	Mineral exploration company
Golden Spirit Gaming Ltd.	July 18, 2005	Online poker company
Golden Spirit Enterprises Ltd.	June 30, 2006	Film production & online distribution company

Avalon

Name	Position	Appointment Date
Robert Klein	Director, President, and Chief Executive Officer	September 25,
2000
Carlton Parfitt	Director and Chief Financial Officer	November 30, 2004

Avalon formal names	Date	Nature of Business
Asdar Group	February 18, 2001	Oil and gas company
Golden Spirit Minerals Ltd.	April 30, 2002	Tagging cattle to prevent mad cow disease
Iceberg Brands Corporation	February 18, 2003	Franchise “Iceberg Brands” restaurant chain
Avalon Gold Corporation	August 28, 2003	Mineral exploration and oil & gas company
Avalon Energy Corporation	March 22, 2005	Uinta Basin Natural Gas Project

Mr. Klein and Mr. Parfitt were not founders of either Golden Spirit or Avalon.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by our Board of Directors.

Significant Employees

We have no employees. We engage consultants in the areas of management, accounting, legal services and geology.

We conduct our business through verbal agreements with consultants. Current arrangements in place include the following:

1.

a verbal agreement with our consulting geologist, James C. Barker, provides that he will review all of the results from the exploratory work performed upon the site and make recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. The rates charged by geologists with a professional background consistent James C. Barker range from between $300 to $500 per day plus travel costs and other out-of-pocket disbursements. We have received consent from our consulting geologist to use his initial Geological Report and subsequent reports on the property that he prepared for Golden Spirit. We have also received permission from Golden Spirit to use all reports they have received from James C. Barker relating to the Ester Creek Property. Mr. Barker will conduct the actual exploration work for us.

2.	a verbal agreement with our accountant, John A. MacAskill, to perform requested financial accounting services.

3.

a verbal agreement with Holm Investments Ltd. to provide us with office space, telephone answering and secretarial services on a month to month basis at a rate of $1,000 per month. There is no relationship among our officers and directors, Mr. Klein and Mr. Parfitt, and Holm Investments Ltd.

4.

a verbal agreement with Palisades Financial to provide us consulting services at a rate of $1,000 per month. May Joan Liu, President of Palisades Financial, advises us in business development, strategy, evaluation of acquisition proposals, and negotiation. Ms. Liu's expertise is in the areas of business development. There is no relationship among our officers and directors, Mr. Klein and Mr. Parfitt, and Palisades Financial.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that we do not need such an expert because we are a start-up exploration company and have no revenue.

Code of Ethics

We have presently not adopted a code of ethics due to the fact that we are in the early stage of our operations and have only recently acquired our mineral properties. We have received a draft code of ethics prepared by our legal counsel for our review and consideration. Our board of directors is currently reviewing this draft code of ethics and anticipates adopting a code of ethics during the current fiscal year.

Family relationships

There are no family relationships among our directors or officers.

Involvement in certain legal proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 20, 2007, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of Class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
Common	Avalon Energy Corporation (2) #806 – 1288 Alberni Street Vancouver, BC, V6E 4N5	1,229,880	7.2
Common	Andy Chu 206-2190 West 5th Avenue Vancouver, BC V6B 1S2	2,548,925 (3)	14.9
Common	Golden Spirit Enterprises Ltd. (2) #806 – 1288 Alberni Street Vancouver, BC, V6E 4N5	1,263,377	7.4
Common	Robert Klein Director, President and Chief Executive Officer 429 41st Ave W Vancouver, BC,V5Y 2S6	2,530,757 (4)	14.8
Common	May Joan Liu 1066 Groveland Road West Vancouver, BC, V7S 1Z4	2,216,390 (5)	13.0
Common	John MacAskill 806 – 1288 Alberni St. Vancouver, BC, V6E 4N5	873,538	5.1
Common	Betty Anne McElroy 333-5158 48th Avenue Delta, BC, V4K 5B6	1,554,700	9.1
Common	Palisades Financial Ltd. 806 – 1288 Alberni St. Vancouver, BC V6E 4N5 (6)	975,000	5.7
Common	Carlton Parfitt Director, Secretary, Treasurer and Chief Financial Officer #801 – 1875 Robson Street Vancouver, BC, V6G 1E5	1,263,377 (7)	7.4
Common	All Executive Officers and Directors as a Group (4)	2,530,757	14.8%

1	The percentages are based on 17,098,502 common shares issued and outstanding at March 20, 2007.

2	Robert Klein and Carlton Parfitt are also Directors and Officers of Avalon Energy Corporation and Golden Spirit.

3

Includes 685,548 shares owned directly by Andy Chu, 600,000 shares owned by Holm Investments Ltd., and 1,263,377 shares owned by Golden Spirit. Andy Chu has investment and voting control over both companies.

4

Includes 37,500 common shares in the name of Robert Klein, 1,263,377 shares of common stock held in the name of Golden Spirit, and 1,229,880 common shares held in the name of Avalon Energy Corporation.

5	Includes 1,241,390 shares owned directly by May Joan Liu, and 975,000 shares owned by Palisades Financial , a company over which May Joan Liu has investment and voting control.

6	May Joan Liu has investment and voting control over Palisades Financial.

7	These shares are held in the name of Golden Spirit, a company of which Mr. Parfitt is a Director, Secretary and Treasurer.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.0001 per share. As of March 20, 2007, there were 17,098,502 shares of our common stock issued and outstanding. Our shares are held by 519 shareholders of record. We do not have a class of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Except as otherwise required by law, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. However, our board of directors does not intend to declare any dividends in the near future.

Upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Our transfer agent is Manhattan Registrar and Transfer and its offices are located at 57 Eastwood Road, Miller Place, NY, 10168.

Shares Eligible for Future Sale

The 4,605,176 shares of common stock registered by the selling shareholders will be freely tradable without restrictions under the Securities Act. Of the 12,493,326 of our issued common stock that is not being registered in this prospectus, all of it has been held for more than two years and:

  37,500 shares are held by Robert Klein, our President;

  513,377 shares are been held by Golden Spirit, a company which operates online entertainment websites and Robert Klein and Carlton Parfitt, our directors, are its directors and officers;

  1,229,880 shares held by Avalon Energy Corporation, an oil and gas exploration company with common directors, being Robert Klein and Carlton Parfitt, our directors.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale. Therefore, shares owned by Robert Klein, Golden Spirit and Avalon Energy Corporation which are not being registered pursuant to this or another Registration Statement are restricted and their sale will be subject to the limitations of the three-month period imposed by Rule 144.

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the OTC Bulletin Board, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

The 1,780,757 outstanding restricted securities held by the directors of Legacy Mining that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The 3,855,176 common shares issued on August 28, 2006 are held for less than one year, so those common shares that are not registered in this Prospectus are also subject to the sale limitation imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

Accountants

The financial statements included in this prospectus and registration statement have been audited by Dale, Matheson ,Carr-Hilton, LaBonte LLP, Chartered Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Reports to Security Holders

Upon effectiveness of this prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the Commission at the Commission's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Organization within the Last Five Years

Incorporation

We were incorporated on February 19, 1999 in the State of Nevada as Power Direct Tech.com. On February 23, 1999 we changed our name to PD Tech.com and on June 8, 1999 we changed our name to Cardstakes.com to reflect management’s decision to shift tour focus to internet-based business development. On January 13, 2004, we changed our name to Legacy Mining Ltd. to shift our focus to mineral exploration and development.

Reverse Stock Split

On January 13, 2004, we declared a one-for-two reverse stock split of all of the outstanding common stock, without any change in par value of the shares of common stock. Effective January 30, 2004, the authorized capital was 100,000,000 common shares with a par value of $0.0001, with 5,863,326 shares issued and outstanding.

Acquisition of TK Mineral Property, Nevada

By agreement dated December 15, 2003 and subsequent amendment dated March 4, 2004, we will be acquiring a ninety-percent (90%) interest in ten (10) lode mining claims known as the TK claims, located in Lander County, Nevada. On February 27, 2004, we issued 100,000 restricted common shares valued at $0.02 per share for total compensation of $2,000 as part of the terms of this agreement. On October 15, 2005, we did not issue certain other restricted shares or make the required cash payments to earn its ninety-percent interest as management determined it would pursue another property of more merit. As such, the TK claims were abandoned.

Acquisition of Ester Creek Mineral Properties, Alaska

On October 11, 2005, we entered into an agreement with Golden Spirit , a company with directors in common, to acquire a ninety-percent (90%) interest in the Ester Creek claims, located near Fairbanks, Alaska. We issued 750,000 restricted common shares valued at $7,500 or $0.01 per share as per the terms of the agreement on December 17, 2005. The agreement contains the following material terms:

  Golden Spirit agreed to transfer its 90% ownership in the Ester Creek Claims for payment of 750,000 of our common shares;
  Ester Creek Gold shall retain a 10% interest in certain claims referred to as the Ester Creek Claims;
  Lee Holland, an individual ("Holland") shall retain a 10% interest in five claims ;
  Both Ester Creek Gold and Holland 10% interests are non-assessable, meaning that we cannot for any reason reduce the 10% interest.
  We are required to prepare and submit all required paperwork for yearly mining claim Assessment Work, State of Alaska fees for each claim, State of Alaska Mining Permits, State of Alaska Exploration Permits and other required permits;
  We are required to ensure that a minimum of $100 worth of work is performed for each claim to meet State of Alaska minimum work requirements;
  In the event that we do not perform the minimum work requirements by August 1st of any year, Ester and Holland have the right to perform the work on the claims; and
  We agreed to expand the claims and boundaries and make any new claims as part of the agreement, as might be necessary to protect the rights of Ester and Holland.

Our interest in the Ester Creek mineral claims is in dispute as Ester Creek Gold denies that Golden Spirit acquired an interest in the claims. We are currently negotiating with Ester Creek Gold to resolve this dispute. If we are unsuccessful in negotiating a settlement, we anticipate that we will need to start a court action to compel Ester Creek Gold to transfer title in the Ester Creek claims to us. Based on our review of the payments made by Golden Spirit to Ester Creek Gold and our review of Ester Creek Gold's complaints, we believe that we will have a strong chance of success in a court action. If we lose the action, we will never obtain title to the Ester Creek claims, which could prevent us from carrying out our business plan. For more information, please see the section entitled "Legal Proceedings" elsewhere in this prospectus.

Description of Business

Overview

We are engaged in the acquisition and exploration of mineral properties in the State of Alaska. Our plan of operations for the next twelve months is to conduct exploration of our mineral properties in Alaska.

We are an exploration stage company. All of our projects are at the exploration stage and there is no assurance that any of our mining claims contain a commercially viable ore body. We plan to undertake further exploration of our properties. We anticipate that we will require additional financing in order to pursue full exploration of these claims. We do not have sufficient financing to undertake full exploration of our mineral claims at present and there is no assurance that we will be able to obtain the necessary financing.

There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

Mineral Properties and Plan of Operations

We hold interests in one property located in Alaska, as described below:

Name of Property	Location
Ester Creek Claims	Fairbanks Mining District, Alaska

Our plan of operations is to carry out exploration of our mineral properties. Our specific exploration plan for each of our mineral properties, together with information regarding the location and access, history of operations, present condition and geology of each of our properties, is presented in the section of this prospectus entitled “Description of Properties.” All of our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contains commercially exploitable quantities of mineralization.

Our exploration programs will be directed by our consulting geologist, Mr. James Barker. We plan to complete our exploration programs within the next twelve months. Key factors that could delay completion of our exploration programs beyond the projected timeframes include the following:

(a)	adverse weather, including heaving snow; and

(b)	our inability to obtain sufficient funding.

Increased costs for contract geologists and geochemical sampling crews due to increase in demand in Alaska could cause our exploration costs to be greater than anticipated.

Our Board of Directors will make determinations as whether to proceed with the additional exploration of our Alaska mineral properties based on the results of the preliminary exploration that we undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed with more advanced exploration.

We may consider entering into joint venture arrangements on our Alaska mineral properties, to provide the required funding to pursue drilling and advanced exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner. The assignment of the interest would be conditional upon contribution by the joint venture partner of capital to enable the advanced exploration on the mineral properties to proceed. We are presently in the process of attempting to locate a joint venture partner for our mineral claims, but we have not concluded any joint venture agreements to date. There is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims.

We plan to continue exploration of our mineral claims for so long as the results of the geological exploration that we complete indicate the further exploration of our mineral claims is recommended and we are able to obtain the additional financing necessary to enable us to continue exploration. We have renewed all of our Alaska mineral claims by making the required filings with the State of Alaska by November 30, 2005. We further plan to renew all of our mineral claims by making the required filings with the State of Alaska by November 30, 2006 except where we determine to abandon exploration of any mineral claim prior to November 30, 2006. All exploration activities on our mineral claims are presently preliminary exploration activities. Advanced exploration activities, including the completion of comprehensive drilling programs, will be necessary before we are able to complete any feasibility studies on any of our mineral properties. If our exploration activities result in an indication that our mineral claims contain potentially commercial exploitable quantities of gold, then we would attempt to complete feasibility studies on our property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claims would be commercially feasible even if our initial exploration programs show evidence of gold mineralization.

If we determine not to proceed with further exploration of any of our mineral claims due to results from geological exploration that indicate that further exploration is not recommended or due to our lack of financing, we will attempt to acquire additional interests in new mineral resource properties. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct resource exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

Competition

We are a exploration stage mining company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other exploration mining companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Government Regulations

In order to conduct exploration or mining activities in the State of Alaska, permits and licenses are required by as many as 12 State and Federal agencies. To assist the industry with applications in the complex permitting process, the State designed the Annual Placer Mining Application (“APMA”).

Each year a claim owner intends to conduct mining activity, including exploration, mining, or transportation of equipment, an APMA should be completed and submitted to a State Division of Mining Office nearest to where the activity will take place. A $100 processing fee must accompany the application. The Division of Mining reviews the form for completeness and, when accepted, distributes to all State and Federal agencies involved in the permitting process. After reviewing the application and agency may:

1.	issue a required permit, sometimes with stipulations.
2.	request more information before issuing a permit.
3.	deny the permit under their statutory and regulatory authority, or by order of court injunction.

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception. Our planned expenditures on our exploration programs are summarized under the section of this prospectus entitled “Description of Properties.”

Employees

We have two employees, namely Robert Klein, our chief executive officer and Carlton Parfitt, our chief financial officer. Each week Mr. Klein devotes approximately 7.5 hours to Legacy. He spends the rest of his time working for other companies, which include Avalon Energy Corporation and Golden Spirit Enterprises Ltd., public companies and Weissgeld Capital Ltd., his private consulting company. Each week Mr. Parfitt devotes approximately 7.5 hours to Legacy. He spends the rest of his time working for other companies, which include Avalon Energy Corporation and Golden Spirit Enterprises Ltd., Uranium Star Corp., public companies and Third Wave Consulting Ltd., his private consulting company.

We will carry out our exploration programs through contracts with third parties, including geologists, engineers, drilling companies.

Subsidiaries

We do not have any subsidiaries.

Related Parties

We have the same directors and officers as Golden Spirit and Avalon. Robert

Klein, a Director, the President and the Chief Executive Officer of Legacy, is a Director, the President and the Chief Executive Officer, of Golden Spirit and Avalon Energy. Carlton Parfitt, a Director, the Secretary, the Treasurer and Chief Financial Officer of Legacy, is also a Director, the Secretary, the Treasurer and the Chief Financial Officer of Golden Spirit and Avalon Energy. Mr. Klein and Mr. Parfitt do not have common control over Golden Spirit and Avalon.

Andy Chu, a significant shareholder, has investment and voting control over a company that owns 41.37% of the shares of Golden Spirit, giving him investment and voting control over Golden Spirit.

Andy Chu also has investment and voting control over Holm Investments Ltd. Andy Chu and Holm Investments Ltd. provide us office space and secretarial services.

May Joan Liu, a significant shareholder, has investment and voting control over Palisades Financial. May Joan Liu and Palisades Financial provide us with business consulting services.

John MacAskill, a significant shareholder, is our accountant.

Description of Properties

We maintain our head office located at Suite 806 – 1288 Alberni Street, Vancouver, B.C., V6E 4N5. We pay a proportionate share of rent and administrative expenses associated with these premises to Holm Investments Ltd.

Ester Creek Property - Ester Creek Mineral Claims

1.           Location and Access

Ester Creek Property is located on the south flank on Ester Dome about ten miles west of downtown Fairbanks and is accessed by existing roads off the George Parks Highway. A map showing the location of and access to the Ester Creek Property is presented below:

Currently producing mines at True North and Ft. Knox lie about 10 and 15 miles, respectively, northeast. Ester Dome is an important geological feature of the Fairbanks mining district, and many occurrences of gold with associated silver and antimony are known. The Fairbanks mining district is one of the largest gold producers of the Tintina Gold Belt and the most important mining district in Alaska. Historic production is about 11.2 million oz gold.

2.           Ownership Interest

On October 11, 2005, we entered into a Property Acquisition Agreement with Golden Spirit, a company with directors and officers in common, whereby we issued 750,000 restricted common shares valued at $7,500 or $0.01 per share as consideration to purchase a 90% interest in the mineral rights to the Ester Creek mineral claims located approximately eight miles northeast of Fairbanks, Alaska. Under the terms of the property acquisition agreement, Ester Creek Gold, a private Nevada Corporation, retains a 10% non-assessable interest in the Ester Creek claims and Lee Holland (“Holland”), a resident of Alaska, retains a 10% non-assessable interest in the five claims of the Ester Creek claims. The Ester Creek Property is located in and around Ester Creek over an area of approximately 2,320 acres or 4 square miles.

The ten-percent (10%) retained interest of Holland was granted under a prior agreement dated October 10, 2004 between Holland and Golden Spirit. The ten-percent (10%) retained interest of Ester Creek Gold was granted under a prior agreement dated October 10, 2003 between Ester Creek Gold and Golden Spirit, under which Golden Spirit acquired its rights to Ester Creek.

Three claims of Ester Creek Claims are in dispute between Golden Spirit and Ester Creek Gold. We may loss our leasehold interest in three claims, if Golden Spirit loses the case.

We were aware of the dispute between Ester and Golden on the transfer of mineral rights to the Ester Creek claims prior to entering into our agreement with Golden dated October 11, 2005. We are currently negotiating with Ester Creek Gold to resolve this dispute. If we are unsuccessful in negotiating a settlement, we anticipate that we will need to start a court action to compel Ester Creek Gold to transfer title in the Ester Creek claims to us. Based on our review of the payments made by Golden Spirit to Ester Creek Gold and our review of Ester Creek Gold's complaints, we believe that we will have a strong chance of success in a court action. If we lose the action, we will never obtain title to the Ester Creek claims, which could prevent us from carrying out our business plan. For more information, please see the section entitled "Legal Proceedings" elsewhere in this prospectus.

3.           History of Operations

Mining has occurred in the Ester area since 1905; hard rock exploration and small-scale placer mining continue at present. Two major mines, True North and Ft. Knox, are presently in operation.

Ester Creek Property drains the south flank of Ester Dome, a highly mineralized multi-phased plutonic domal feature, about 92 Ma. The claim area west of Willow Creek has not been known to contain producible placer gold, so consequently has received little attention by hard rock prospectors in the past. Resource potential in this area is unknown.

4.           Present Condition of the Property and Ester Creek Project

We have received the consents of Golden Spirit and James C. Barker, consulting geologist, to disclose the findings of certain exploration activities that occurred in 2004 and 2005 on the Ester Creek mineral claims. Below are certain excerpts from an annual report of 2004 investigations prepared by James C. Barker;

“Pursuant to recommendations contained in the April, 2004, technical review, The Ester Creek Project, Prospectus and Recommendations (Barker, 2004), a brief geologic reconnaissance was performed by the author July 18 to July 21. The principal objectives of the work were to (1) assess, as possible, the association of felsic intrusive bodies, (2) evaluate the use of soil sampling as a means to detect mineralized structures, and (3) examine and sample several old prospect workings from which no geological data have been reported.

Ester Creek is located about ten miles by road west of downtown Fairbanks. Discussion of the lands position of Golden Spirit, history of the area, local geology, as well as plausible deposit models and exploration targets is given in the April, 2004 report.

There is a continuous matt of vegetation masking any exposures of bedrock or bedrock rubble in the project area. The valley of Ester Creek is in-filled by a variable thickness of glacial loess ranging in thickness of a few inches at higher elevations to as much as 50 feet on lowermost slopes at the eastern end of the property. At sampling locations shown on Figure 1, the loess did not exceed several feet, so it was possible to dig through this material into the underlying colluvium.

Due to the flaggy nature of the quartz mica schist bedrock, coupled with periglacial frost action on the valley slopes, there is a layer of transported shingled colluvium generally present beneath the loess. As with the loess, this material is not representative of the local bedrock, so sampling must also penetrate the shingled rock in order to adequately evaluate the residual bedrock layer.

Permafrost is encountered only on the lower north facing slopes south of Ester Creek. It was found that by stripping away a 4-foot-by-4-foot area of moss, it was possible to thaw ground deep enough for later sampling during warm weather.

According to the May 2005 field work, approximately 7,500 feet of survey lines for soil sampling were cleared through dense brush and are available for sampling in a late-season field program. We plan to conduct further sampling, when seasonal ground frost melts.

5.           Ester Creek Project

The following is the budget for our proposed exploration program, Ester Creek Project, to take place during the next 12 months:

PART 1	Time cost	Geologist and a sampler		$9,000
	Assays	150 samples	$21/sample	3,150
	Per diem, camp rental, radios, etc.	12 days, 2 persons	$100/day	1,200
	ATV rental	12 days	$75/day	900
	Mileage	pick-up	$0.40/mi	250
	Sample supplies	150 samples	$1.00/ea	150
	Power auger rental	2 wks	estimated	800
	SUB TOTAL			$15,450
PART 2	Time cost	Geologist		$3,000
	Assays	50-75 samples	$21/sample	1,300
	Per diem, camp rental, radios, etc.	6 days	$70/day	420
	ATV rental	4 days	$75/day	300
	Mileage	pick-up	$0.40/mi	60
	Sample supplies	50-75 samples	$1.00/sample	65

	SUB TOTAL		$5,145
PART 3	Time cost		$3,500
	Graphics		500
	Digital base map	awaiting quote from vendor	700
	Report copies, postage		200
	SUB TOTAL		$4,900
	TOTAL		$25,495

We plan to now continue with our Ester Creek Project on the Ester Creek claims, and complete the remainder of Part 1 of the recommendations and complete Parts 2-3, subject to our ability to raise additional capital.

6.           Geology

The Fairbanks area is located in the Yukon-Tanana Upland, which is underlain by crystalline rocks of the Yukon-Tanana metamorphic complex. Ester Dome is one of several similar domes in the Fairbanks mining district (e.g., Pedro Dome, Gilmore Dome) that expose the older rocks of the complex and that have been centers of mining activity. Bedrock is composed of mostly greenschist facies Precambrian to Devonian age muscovite quartz, fine-grained pelitic schist and quartzite. Locally, greenschist facies and epidote-amphibolite facies metamorphic grade ranges to garnet-amphibolite facies. Nearer the summit of Ester Dome, a white muscovite potassium feldspathic schist is delineated, overlain stratigraphically by a dark green chlorite schist, an actinolite chlorite greenschist, and other undifferentiated units of the Cleary sequence.

Structurally, Ester Dome displays an uplifted section of Precambrian to Paleozoic metamorphic rocks cut by north-northeast shears and fractures. These are subparallel to the more prominent Moose Creek shear that is associated with mineralization in the vicinity of the Grant Mine and Ryan Lode on the southeast flank of the dome. Vein deposits commonly follow splays associated with this shear pattern. A district-wide array of more northeast striking set of faults and fractures is mapped by Newberry and others, 1996, and associated strike-slip and dip-slip movement, probably post-mineralization, is suggested to cause the conflicting exposures of Precambrian through Devonian stratigraphy observed in the area. Review of high-altitude imagery (NASA, 1978 and 1979) indicates Ester Creek is aligned with a prominent three-to-five mile long, east-west lineament onto which older north-northeast fractures or faults are terminated. Immediately upstream of the Willow Creek confluence, a mile-long graben-like mass appears to have dip-slip displacement into the valley from the south, suggestive of southerly directed tensional movement in more recent time.

Similar to Pedro and Gilmore Domes, Ester is believed to be underlain at an unknown, but likely shallow, depth by a felsic plutonic complex, including the poorly exposed calc-alkalic and alkalic stock(s), sills, and dikes that intrude the metamorphic rocks. Felsic igneous rocks are multi-

phased, medium-grained, porphyritic-to-equigranular quartz monzonite and granodiorite. Intrusive rocks underlying Ester Dome are believed to be among I-type ilmenite series low magnetite intrusions that are a product of subduction-related magmas rising through carbonaceous sediments and metasediments. Small altered intrusive bodies cluster along north to northwest trends in three areas of Ester Dome. Along upper Nugget Creek, altered intrusive rocks are exposed in the northwest trending valley, most of which likely form a single larger northwest oriented intrusive body at a shallow depth.

To the east of Eva Creek, a north-south elongate series of dikes or small stocks parallel the vein system of the Ryan Lode and Curlew deposits, and appears to extend southerly at depth and include an altered granodiorite to quartz monzonite stock underlying the Yellow Eagle placer mine on Ester Creek. The Yellow Eagle stock was mapped as granodiorite and suggested to be among the 105 Ma age intrusions.

Another north-south trend of altered intrusive rocks, but more poorly exposed, is mapped between Moose and Willow Creeks, then extending south across Ester Creek, possibly to include the altered dike rock at the Lookout prospect)on Emma Creek.

The ages of the Fairbanks district intrusions are dated to two episodes. The first pulse typically occurred about 105-110 Ma and includes I-type hornblende granodiorite. These rocks are contemporaneous with the period of metamorphism, but are not inferred to associate with the main period of hydrothermal activity in the Fairbanks district or the associated gold mineralization. Age dates for the second pulse indicate that the principle episode of quartz monzonite to granodiorite intrusions occurred between 88 and 94 Ma). Cumulative age dates for the plutonic (90.1 and 89.2 Ma) and hydrothermal (89.7 and 89.1 Ma) activity at the Curlew stock and nearby Ryan Lode on Ester Dome indicate a 1-2 m.y. duration. Isotopic and trace-element data indicate that the plutonic suite of Fairbanks district mid-Cretaceous intrusions are fractionated products derived from a common magmatic source.

The photo above shows Ester Creek at the confluence with Ready Bullion (right side of photo), showing 50 ft of exposed loess cover. The photo is looking northwest.

The Fairbanks district occurs in the intermontane region that was largely devoid of glaciation during the Quaternary ice ages. Fluvial sedimentation processes, including formation of the placer gold deposits of the Yukon Tanana Uplands, continued during that time. Ice fields did exist immediately to the south, over the present Tanana Flats, fed by north flowing glaciers from the Alaska Range. Persistent convective winds from the ice fields transported finely ground glacial silt (loess) northward and deposited thick accumulations on the ice-free hill region across interior Alaska and the Yukon. Today loess has been locally transported down slope by periglacial processes and forms deposits that thicken at lower elevations. These deposits are generally frozen and contain a high percentage of ice lenses, ice wedges and interstitial ice. As much as 100 feet of silt was removed from lower Ester Creek prior to dredging in the 1930s. The photo above illustrates the exposed remaining face of the loess overburden formation on the left limit of Ester Creek near the confluence with Ready Bullion Creek. The presence of the frozen loess, especially on the lower elevations, has been a major hindrance to understanding the geology and exploring the mineral deposits in the area.

Glossary of Technical Terms

Term	Definition
Amphibolite Facies	An assemblage of minerals formed during regional metamorphism at moderate to high pressures between 450 and 700º C.
Auriferous	refers to a substance that contains gold, esp. gold-bearing mineral deposits.
Bedrock	solid rock present beneath any soil, sediment or other surface cover.
Biotite	"Black mica," ranging in color from dark brown to green. Rock-forming ferromagnesian silicate mineral with tetrahedra in sheets.
Breccia	a rock formed from fragments of pre-existing rock in which the gravel-sized particles are angular in shape and make up an appreciable volume of the rock.
Breccia pipes	a circular, chimney-like mass of highly fragmented rock resulting from the subsidence of large rock segments into a void created by solution activity in a lower formation.
Colluvium	rock and soil accumulated at the foot of a slope from gravitational forces
Crystalline rocks	an inexact, but convenient term designating an igneous or metamorphic rock, as opposed to a sedimentary rock.
Facies	the characteristics of a rock mass that reflect its depositional environment. These characteristics enable the rock mass to be distinguished from rocks deposited in adjacent environments.
Feldspathic	said of a rock or other mineral aggregate containing feldspar.
Felsic

term used to describe an igneous rock that has a large percentage of light- colored minerals such as quartz, feldspar, and muscovite. Also used in reference to the magmas from which these rocks crystallize. Felsic rocks are generally rich in silicon and aluminum and contain only small amounts of magnesium and iron. Granite and rhyolite are examples of felsic rocks.
Ferricrete	a conglomerate consisting of surficial sand and gravel cemented into a hard mass by iron oxide derived from the oxidation of percolating solutions of iron salts.
Garnet	characteristic of metamorphic rocks; generally cannot be distinguished from one another without chemical analysis.
Granodiorite	coarse-grained igneous rock intermediate in composition between granite and diorite.
Granitic	pertaining to or composed of granite.
Ilmenite	iron titanium oxide
Intrusive Igneous	igneous rocks that crystallize below Earth's surface.
Loess

unconsolidated, unstratified aggregation of small, angular mineral fragments, usually buff in color. Generally believed to be wind-deposited; characteristically able to stand on very steep to vertical slopes.

Muscovite	nonferromagnesian rock-forming silicate mineral with tetrahedra arranged in sheets. Sometimes called potassic mica.
Orogenic	process by which mountain structures develop.
Placer Deposit

a mass of stream sediment that contains an economically significant concentration of mineral particles. This accumulation of mineral particles is a result of their being of high specific gravity or resistant to abrasion.

Plutonic	pertaining to igneous rocks formed at great depths.
Porphyritic	textural term for igneous rocks in which large crystals, called phenocrysts, are set in finer groundmass, which may be crystalline or glass or both.
Quartzite	a metamorphic rock formed by the alteration of sandstone by heat, pressure and chemical activity.
Quartz Monzonite	a rock enriched in lighter elements formed when molten rock (magma) cools and solidifies.
Quartz Veins

regularly shaped and lengthy occurrences of mineralization, along with pyrrhotite, galena and other minerals. Pyrrhotite is a brownish iron sulfide mineral having weak magnetic properties. Galena is a mineral containing mainly lead sulfide that is blue-gray in color.

Schist	a metamorphic rock containing abundant particles of mica, characterized by strong foliation, and originating from a metamorphism in which directed pressure plays a significant role.
Sericite

a white, fine-grained potassium mica occurring in small scales as an alteration product of various aluminosilicate minerals, having a silky luster, and found in various metamorphic rocks (esp. in schists and phyllites) or in the wall rocks, fault gouge, and vein fillings of many ore deposits.

Silicification	the introduction of, or replacement by, silica, generally resulting in the formation of fine-grained quartz, chalcedony, or opal, which may fill pores and replace existing minerals.
Vein	a fracture that has been filled with mineral material.
Wallrock	the rock adjacent to, enclosing, or including a vein, layer, or dissemination of ore minerals. It is commonly altered.

Management Discuss and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our only source for cash at this time is investments by others in our company. We must raise cash to implement our plan of operation.

Our plan of operations for the next twelve months is to continue with the exploration of our Ester Creek Property. Our planned geological exploration program, Ester Creek Project, is described in detail under the section of this Prospectus entitled Description of Properties.

Results of Operations

Period Ending September 30, 2006 Compared to the Same Period Ending September 30, 2005

We did not earn any revenues from inception through the period ending September 30, 2006. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Ester Creek Property, or if such resources are discovered, that we will enter into commercial production.

During the nine months ended September 30, 2006, we incurred total expenses of $58,666, which included $9,000 for consulting fees, $930 for depreciation expense, $10,385 for office and telephone expense, and $36,526 for professional fees. Compared to the same period ended September 30, 2005, we incurred operating expenses in the amount of $37,739, which included $9,000 for consulting fees, $1,327 for depreciation expense, $9,456 for office and telephone expense, and $14,456 for professional fees. Increase of our expenses is due to increased legal and auditing fees. Our net loss for the nine months ended September 30, 2006 was $58,666, compared to $37,739 for the same period in 2005.

From our inception on February 19, 1999 to September 30, 2006, we incurred expenses of $2,094,443 and net losses of $2,094,443. These operating expenses included write downs in connection with our former internet related business in the amount of $1,318,925, consulting expenses of $112,714, professional fees of $126,172 and office and administration expenses in the amount of $536,632.

We incurred net losses of $2,094,443 from inception to September 30, 2006, mainly due to the writing down of assets related to of technology licenses and URLs due to the change in our business plan. Our expenses since inception to September 30, 2006 consist of $112,714 in consulting fees, $30,329 in depreciation, $17,214 in exploration costs, $131,200 in management fees, $516,661 in general and administrative fees, $126,172 in professional fees, $912,653 in write-down of technology license and $247,500 in write-down of URLs.

Our general and administrative fees consist of $240,762 in office and maintenance fees, $59,382 in travel and accommodation, $57,745 in wages and salaries, and $158,772 in website development costs.

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to undertaking the additional phases of our geological exploration program and the professional fees that we will incur in connection with the filing of a registration statement with the Commission under the Securities Act. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act.

Ester Creek Project

We plan to take the following steps of our preliminary exploration, before initiating further significant subsurface exploration or drilling. Our preliminary exploration program will not establish any resource reserves.

Part 1 – known area of interest: Orient several northwest lines of soil samples across the claims in Section 12 and eastern Section 11. Geological mapping within the surrounding area would be useful if permission can be obtained from property owners. Sampling should be done during late season conditions to take advantage of the summer thaw. A total of 150 to 175 samples are estimated to be necessary. Our principal objective of Part 1 is to locate and recommend specific locations for subsurface exploration by drilling or excavation.

Part 2 – reconnaissance of claims and prospecting sites in Sections 8, 9, and 10: Mineral potential is mostly unknown and geological mapping is poor in the area. Recommendations should be formulated for more detailed reconnaissance as appropriate including appraisal of remote sensing and additional geophysical techniques.

Part 3 – reporting level: Preparation of an annual report of investigation, with appropriate maps and tables, should be done in suitable format for sub-surface exploration, as well as, for shareholders and other interested parties. We intend to establish a UTM-based data inventory by GIS or some equivalent digital system.

Our estimated exploration expenses for the next 12 months (beginning February 2007) are as follows:

Proposed	Exploration Program	Cost	Status
Part 1	Geologist time cost, 150 sample assays, per diem, camp rental, radios, etc. ATV rental, mileage, samples supplies, power auger rental.	$15,450	Expected to be completed in the September, 2007.
Part 2	Geologist time cost, assays, per diem, camp rental, radios, ATV rental, mileage, sample supplies.	5,145	Expected to be completed in the September, 2007.
Part 3	Report time cost, graphics, digital base map, report copies, postage, etc.	4,900	Expected to be completed in October, 2007.
	Total Estimated Cost	$25,495

Liquidity and Capital Resources

As of September 30, 2006, we had cash of $6,660 and a working capital deficiency of $56,212. We had cash of $3,081 and working capital deficiency of $191,233 as of our year ended December 31, 2005. We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. We expect to incur approximately $71,000 of our operation expenses over the next twelve months (beginning February 2007):

State of Alaska fees for Ester Creek Property	$ 1,825
Professional fees (legal and accounting)	$40,000
Office and telephone expense	$12,000
Consulting fees	$16,680
Total	$70,505

For the next 12 months our estimated exploration and operation expenses are approximately $96,000. As of September 30, 2006, we had cash of approximately $6,660, so we will need an additional $90,000 to carry out our business plan during the next twelve months. We will be required to make annual rental fees to the State of Alaska in the approximate amount of $1,825. Our Ester Creek Project is anticipated to cost approximately $25,495 for exploration in the next twelve months. We anticipated that we will incur operating expenses of $68,680 over the next twelve months. Other than the direct offering being registered in this prospectus, we currently do not have any arrangements for financing and we may not be able to obtain financing when required.

If we raise only 25% of our direct offering, we will not generate any net proceeds and the offering will have a net loss of $13,500 from the offering. Even if we are successful in selling

100% of our direct offering, our net proceeds will be $11,500. We will therefore need to obtain at least another $78,500 in order to carry out our business plan for the next twelve months. We plan to obtain additional financing by private placements, a second public offering or loans. However, we have no assurance that future financing will be available to us on acceptable terms. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Obtaining additional financing would be subject to a number of factors including the market prices for minerals and the costs of exploring for or commercial production of materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Debt

On December 31, 2003, we entered into settlement agreements with John MacAskill, Palisades Financial and seven other non-related parties to settle a debt totaling $106,000. John MacAskill, our accountant, received 600,000 of our common shares based on his settlement agreement. Palisades Financial, a company owned by May Joan Liu, and a significant shareholder, received 375,000 of our common shares. Seven other non-related parties received a total of 4,325,000 of our common shares pursuant to their settlement agreements.

On December 31, 2003, we issued 1,229,880 common shares to Avalon Energy Corporation to settle a debt of $122,988. Mr. Klein, a Director, the President and the Chief Executive Officer of Legacy, is a Director, the President and the Chief Executive Officer of Avalon Energy. Mr. Parfitt, a Director, the Secretary, the Treasurer and the Chief Financial Officer, is a Director, Secretary, Treasurer and Chief Financial Officer of Avalon Energy.

On August 29, 2006, we issued a total of 3,855,180 common shares to May Joan Liu, Holm Investments Ltd., Andy Chu, John MacAskill, Palisades Financial and one non-related party to settle debt totaling $192,759.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 2 of the notes to our audited financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Foreign Currency Translation

Our financial statements are presented in United States dollars. In accordance with Statement of Accounting Standards No. 52 “Foreign Currency Translation” foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents suing foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of shareholder's equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Off Balance Sheet Arrangements

As of September 30, 2006, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

On December 31, 2003, we entered into a settlement agreement with John MacAskill, our accountant, to settle a debt of $12,000 as per assignment of the debt agreement. John MacAskill received 600,000 post reverse split restricted common shares of Legacy at $0.02 per share in accordance with the settlement agreement. On August 28, 2006, we entered into a subscription agreement with John MacAskill to settle a debt of $13,676.91. John MacAskill received 273,538 post reverse split restricted common shares of Legacy at $0.05 per share for his accounting services.

On December 31, 2003, we entered into a settlement agreement with Palisades Financial owned by May Joan Liu, a significant shareholder of us, to settle a debt of $7,500 as per assignment of the debt agreement. Palisades Financial received 375,000 post reverse split restricted common shares of Legacy at $0.02 per share in accordance with the settlement agreement. On August 28, 2006, we entered into subscription agreements with May Joan Liu and Palisades Financial, a company wholly owned by May Joan Liu, to settle an aggregate debt of $67,069.49. May Joan Liu and Palisades Financial received a total of 1,341,390 post reverse split restricted common shares of Legacy at $0.05 per share for their business consulting services.

On December 31, 2003, we entered into an agreement with Avalon Energy Corporation to settle a debt in the amount of $122,988. Avalon received 1,229,880 post reverse split restricted common shares of Legacy on February 18, 2004. Robert Klein, our director, President and CEO, is also the director, President, and CEO of Avalon Energy Corporation. Carlton Parfitt, our director and CFO, is also a director and CFO of Avalon Energy Corporation.

On August 28, 2006, we entered into subscription agreements with Andy Chu and Holm Investments Ltd., a company wholly owned by Andy Chu, to settle an aggregate debt of $34,277.39. Andy Chu and Holm Investments Ltd. received a total of 685,548 post reverse split restricted common shares of Legacy at $0.05 per share for office space and their secretarial services.

Other than the agreements described above, and our agreement to acquire the Ester Creek Property from Golden Spirit, a public company with which we have directors in common, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during Fiscal 2005 and Fiscal 2006 and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payout(s)

Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock Award(s) $	Securities Underlying Options/SARs (#)	LTIP Payouts $	All Other Compensation $

Robert Klein	2006	0	0	0	0	0	0	0

Robert Klein	2005	0	0	0	0	0	0	0

We have no outstanding options and we have no obligations to issue any options. We have not granted any options in the last two fiscal years.

Management Agreements

We currently have no agreements with our management.

Compensation of Directors

None of our directors received compensation for their service as directors during the fiscal year ended December 31 2005 or the year ended December 31, 2006.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Financial Statements

Our audited financial statements as of December 31, 2005 and for the year then ending, and our unaudited Financial Statements as of September 30, 2006 and for the nine month period ended September 30, 2006 follow as pages F-1 through F- 17.

LEGACY MINING LTD.
(Formerly Cardstakes.com)

(An Exploration Stage Company)
(Expressed in US dollars)

FINANCIAL STATEMENTS

DECEMBER 31, 2005

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Legacy Mining Ltd. (formerly Cardstakes.com)

We have audited the accompanying balance sheets of Legacy Mining Ltd. (an exploration stage company) as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2005 and for the period from February 19, 1999 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company, as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, and for the period from February 19, 1999 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses since inception and further losses are anticipated in the development of its products raising substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

November 2, 2006
Vancouver, Canada

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company)
(Expressed in US dollars)

BALANCE SHEETS

	December 31,
	2005	2004

ASSETS
CURRENT ASSETS
Cash	$3,081	$202
Prepaid expenses	4,387	-
	7,468	202

EQUIPMENT, net of depreciation of $29,400 (2004-27,631)	4,128	5,897

	$11,596	$6,099

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$9,912	$10,412
Due to related parties	188,789	582,141
	198,701	592,553

STOCKHOLDERS’ DEFICIT

Common stock, $0.0001 par value, 100,000,000 shares authorized
Issued and outstanding: 13,243,326 (2004 – 12,493,326)	1,324	1,249
common shares
Additional paid-in capital	1,847,348	1,402,393
Deficit accumulated during the exploration stage	(2,035,777)	(1,990,096)
	(187,105)	(586,454)

	$11,596	$6,099

The accompanying notes are an integral part of these financial statements.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company)
(Expressed in US dollars)

STATEMENTS OF OPERATIONS

				Cumulative
				results of
				operations
				from
				February, 19
	Year	Year	Year	1999
	ended	ended	ended	(inception) to
	December	December	December	December
	31, 2005	31, 2004	31, 2003	31,2005
				(Unaudited)
GENERAL AND ADMINISTRATIVE EXPENSES
Consulting	$12,000	$12,000	$-	$103,714
Depreciation	1,769	2,527	3,611	29,399
Exploration costs	3,500	9,889	2,000	15,389
Management fees	-	-	24,000	131,200
Office and general	12,433	13,197	14,322	230,377
Professional fees	15,979	14,949	10,085	89,646
Travel and accommodation	-	-	9,034	59,382
Wages and salaries	-	75	1,409	57,745
Website development costs	-	-	-	158,772
Write-down of technology license	-	-	-	912,653
Write-down of URLs	-	-	-	247,500

	45,681	52,637	64,461	2,035,777

NET LOSS	$(45,681)	$(52,637)	$(64,461)	$(2,035,777)

BASIC AND DILUTED INCOME LOSS PER SHARE	$(0.01)	$(0.01)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	12,522,093	11,601,369	5,863,326

The accompanying notes are an integral part of these financial statements.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company)
(Expressed in US dollars)

STATEMENT OF STOCKHOLDERS’ DEFICIT

PERIOD FROM FEBRUARY 19, 1999 (INCEPTION) TO DECEMBER 31, 2005

					Deficit
					accumulated
			Additional	Common	during the
	Number of		paid-in	stock to be	exploration
	shares	Amount	capital	issued	stage	Total
Balance, February 19, 1999	-	$-	$-	$-	$-	$-
March 30, 1999 – Shares issued for cash @ $0.20	1,050,000	105	209,895	-	-	210,000
June 15, 1999 to September 15, 1999 - Shares issued for	4,563,446	456	912,198	-	-	912,654
licensing agreement @ $0.20
July 7, 1999 – Shares issued for services @ $0.20	250,000	25	49,975	-	-	50,000
Net loss for the period from inception to December 31,
1999	-	-	-	-	(988,882)	(988,882)
Balance, December 31, 1999	5,863,446	586	1,172,068	-	(988,882)	183,772
Net loss	-	-	-	-	(614,401)	(614,401)
Balance, December 31, 2000	5,863,446	586	1,172,068	-	(1,603,283)	(430,269)
Net loss	-	-	-	-	(207,381)	(207,381)
Balance, December 31, 2001	5,863,446	586	1,172,068	-	(1,810,664)	(638,010)
Net loss	-	-	-	-	(62,334)	(62,334)
Balance, December 31, 2002	5,863,446	586	1,172,068	-	(1,872,998)	(700,344)
December 31, 2003 - Common shares to be issued				229,988	-	229,988
Net loss	-	-	-	-	(64,461)	(64,461)
Balance, December 31, 2003	5,863,446	586	1,172,068	229,988	(1,937,459)	(534,817)
Share reconciliation after 1:2 reverse stock split on
January 30, 2004	180	-	-	-	-	-
Balance, January 31, 2004	5,863,446	586	1,172,068	229,988	(1,937,459)	(534,817)
February 18, 2004 – Shares issued for debt settlement @	5,300,000	530	105,470	(106,000)	-	-
$0.02
February 18, 2004 – Shares issued for debt settlement @	1,229,880	123	122,865	(122,988)	-	-
$0.02
February 27, 2004 – Shares issued for property @ $0.02	100,000	10	1,990	(1,000)	-	1,000
Net loss					(52,637)	(52,637)
Balance, December 31, 2004	12,493,326	$1,249	$1,402,393	$-	$(1,990,096)	$(586,454)

The accompanying notes are an integral part of these financial statements.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company)
(Expressed in US dollars)

STATEMENT OF STOCKHOLDERS’ DEFICIT

PERIOD FROM FEBRUARY 19, 1999 (INCEPTION) TO DECEMBER 31, 2005

					Deficit
					accumulated
			Additional	Common	during the
	Number of		paid-in	stock to be	exploration
	shares	Amount	capital	issued	stage	Total

Balance forward, January 1, 2005	12,493,326	$1,249	$1,402,393	$-	$(1,990,096)	$(586,454)

December 17,2005 – Shares issued for property @$0.02	750,000	75	7,425	-	-	7,500

Donated capital	-	-	437,530	-	-	437,530

Net loss	-	-	-	-	45,681	(45,681)

Balance, December 31, 2005	13,243,326	$1,324	$1,847,348	$-	(2,035,777)	$(187,105)

The accompanying notes are an integral part of these financial statements.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company)
(Expressed in US dollars)

STATEMENTS OF CASH FLOWS

				Cumulative
				results of
				operations from
				February 19,
				1999(inception)
	Year ended	Year ended	Year ended	to
	December	December	December	December
	31, 2005	31, 2004	31, 2003	31, 2005
				(Unaudited)
CASH FLOWS FROM
OPERATING ACTIVITIES
Net loss	$(45,681)	$(52,637)	$(62,334)	$(2,035,777)
Adjustments to reconcile net loss to net cash
used in operating activities:
- depreciation	1,769	2,527	5,158	29,399
- non-cash salaries	-	-	-	50,000
- non-cash exploration costs	7,500	1,000	-	9,500
- write down of technology license	-	-	-	912,654
- write off of website development costs	-	-	-	158,772
- write down of URLs	-	-	-	247,500
- net changes in working capital items	24,128	4,831	(12,814)	455,162

NET CASH USED IN	(12,284)	(44,279)	(69,990)	(172,790)
OPERATING ACTIVITIES

CASH FLOWS FROM
INVESTING ACTIVITIES
Acquisition of furniture and equipment	-	-	-	(24,317)
Website development costs	-		-	(158,772)

NET CASH USED IN INVESTING	-	-	-	(183,089)
ACTIVITIES

CASH FLOWS FROM
FINANCING ACTIVITIES
Bank overdraft repayment	-	-	6	-
Net advances from related parties	15,163	44,436	68,360	148,960
Net proceeds on sale of common stock	-	-	-	210,000

NET CASH PROVIDED BY	15,163	44,436	68,366	358,960
FINANCING ACTIVITIES

NET INCREASE (DECREASE) IN CASH	2,879	157	(1,624)	3,081

CASH, BEGINNING	202	45	1,624	-

CASH, ENDING	$3,081	$202	$-	$3,081

The accompanying notes are an integral part of these financial statements

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company) (Expressed in US dollars)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Legacy Mining Ltd. (“Legacy” or the “Company”) was incorporated on February 19, 1999 in the State of Nevada as Power Direct Tech.com. On February 23, 1999, the Company changed its name to PD Tech.com and on June 8, 1999 the Company changed its name to Cardstakes.com to reflect management’s decision to shift the Company’s focus to internet-based business development. On December 31, 2003, the Company reduced its holdings in Golden Spirit Enterprises Ltd. (“Golden Spirit”) to less than 10% and was no longer considered a subsidiary of Golden Spirit. On January 13, 2004, the Company changed its name to Legacy Mining Ltd. to reflect management’s decision to shift the Company’s focus to mineral exploration and development. .In the fourth quarter of 2006, the Company will be filing a Registration Form SB-2 to become a fully reporting Company on the OTC:BB under the trading symbol “KGMN.”

Going concern
These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company is an exploration stage company and its general business strategy is to acquire mineral properties either directly or through the acquisition of operating entities. The continued operations of the Company is dependent upon the existence of economically recoverable reserves and the ability of the Company to obtain necessary financing to complete the development of those reserves, and upon future profitable production. The Company has not generated any revenues or completed development of any commercially acceptable products or services to date and further significant losses are expected to be incurred in the exploration and development of its mineral properties. The Company will depend almost exclusively on outside capital through the issuance of common shares to finance ongoing operating losses and to fund the acquisition, exploration and development of its mineral properties. The Company has incurred losses of $2,035,777 from inception to December 31, 2005 and has a working capital deficiency of $191,233. The ability of the Company to continue as a going concern is dependent on raising additional capital and ultimately on generating future profitable operations. There can be no assurance that the Company will be able to raise the necessary funds when needed to finance its ongoing costs.

The Company's future capital requirements will depend on many factors, including costs of exploration of the properties, cash flow from operations, costs to complete property development, if warranted, and competition and global market conditions. The Company's anticipated recurring operating losses and growing working capital needs will require that it obtain additional capital to operate its business.

Given the Company's limited operating history, lack of revenues, and its operating losses, there can be no assurance that it will be able to achieve or maintain profitability. Accordingly, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions
Preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Financial instruments
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments.” The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities, including cash, prepaid expenses, accounts payable and accrued liabilities, and amounts due to related parties have an approximate carrying value due to the short-term maturity of the instruments.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company) (Expressed in US dollars)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (con’t.)

Equipment
Equipment is carried at acquisition cost less accumulated depreciation calculated on a 30% declining balance basis. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

The Company evaluates the recoverability of property and equipment whenever events or changes in circumstances indicate that carrying amount of the asset may not be recovered. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Management has determined that no permanent impairment has occurred as of December 31, 2005.

Mineral property costs
Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. To date the Company has not established any proven or probable reserves on its mineral properties. The Company has adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. The adoption of this standard has had no effect on the Company's financial position or results of operations. As of December 31, 2005 any potential costs relating to the retirement of the Company's mineral property interest are not yet determinable. The Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) has issued statements EITF 04-2: Whether Mineral Rights Are Tangible or Intangible Assets (EITF04-2). The task force for EITF 04-2reached a consensus that mineral rights are tangible assets and accordingly mineral rights should be accounted for as a tangible asset. However, the Company expenses, as incurred, resource property costs and the exploration costs relating to unproven mineral properties. When proven and probable reserves are determined for a property and a feasibility study prepared, then subsequent exploration and development costs of the property would be capitalized.

Foreign Currency Translation
The financial statements are presented in United States dollars. In accordance with SFAS No. 52, “Foreign Currency Translation,” foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates that prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders’ deficit, whereas gains or losses resulting from foreign currency transactions are included in results of operations. There were no such translation adjustments at December 31, 2005.

Income Taxes
The Company follows the liability method of accounting for income taxes as set forth by SFAS No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

Loss per Common Share
The Company computes earnings per share in accordance with SFAS No. 128, “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants, using the treasury method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. Loss per share, as presented, has been restated to reflect the share consolidation described in Note 4.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company) (Expressed in US dollars)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005

Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment”, which replaced SFAS No. 123, “Accounting for Stock-Based Compensation” and superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees”. In January 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment”, which provides supplemental implementation guidance for SFAS No. 123R. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. SFAS No. 123R was to be effective for interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that permitted most registrants to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period as required by SFAS No. 123R. The pro-forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company has adopted the requirements of SFAS No. 123R for the fiscal year beginning on January 1, 2006; however, the Company has not adopted a stock option plan and has not granted any stock options since its inception. Accordingly no stock-based compensation has been recorded to date and the Company does not expect the adoption of this standard to have a significant effect on its future reported financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3”. Under the provisions of SFAS No. 154, a voluntary change in accounting principle requires retrospective application to prior period financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. A change in depreciation, amortization, or depletion method for long-lived, non-financial assets must be accounted for as a change in accounting estimate affected by a change in accounting principle. The guidance contained in APB No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate was not changed. The Company implemented this new standard beginning January 1, 2006. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. This adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company) (Expressed in US dollars)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 3 – INTEREST IN MINERAL PROPERTIES

TK Mineral Property
By agreement dated December 15, 2003 and subsequent amendment dated March 4, 2004, the Company acquired a ninety-percent (90%) interest in ten (10) lode mining claims known as the TK claims, located in Lander County, Nevada. The Company issued 100,000 restricted common shares and paid $1,000 upon execution of the agreement. Under the terms of the agreement, the Company was required to pay $3,500 by March 15, 2004. Thereafter, on the fifteenth day of each month from April 2004 to January 2005, the Company was required to pay an additional $500 in cash. In addition, the Company was required to issue $16,500 worth of restricted shares on or before October 15, 2005 to earn its ninety-percent (90%) interest. As of December 31, 2004, the Company had paid $5,000 and issued the initial 100,000 restricted common shares towards the acquisition. On October 15, 2005, the Company did not issue the additional required restricted shares or make the required cash payments to earn its ninety-percent interest as management determined it would pursue another property of more merit. As such, the TK claims were abandoned.

Ester Creek and Second Chance Mineral Properties
On October 11, 2005, the Company entered into an agreement with Golden Spirit Gaming Ltd. ("Golden Spirit"), a public company with directors in common, whereby the Company acquired a ninety-percent (90%) ownership interest in the Ester Creek and Second Chance claims (collectively, the “Claims”) located approximately eight miles northeast of Fairbanks, Alaska for the issuance of 750,000 restricted shares of the Company’s common stock valued at $7,500. Under the terms of the agreement, Ester Creek Gold Company, a private Nevada corporation, retained a 10% non-assessable interest in the Ester Creek claims and Lee Holland, a resident of Alaska, retained a 10% non-assessable interest in the Second Chance claim. The Claims are located in and around Ester Creek over an area of approximately 2,320 acres (4 square miles).

The Company will be responsible to keep the Claims in good standing henceforth and to protect the rights of the carried interest holders. The Company will be required to perform annual assessment work to keep the Claims in good standing. The Company has an independent engineering report prepared on the property, which contains recommendations for a work commitment of $25,495 for geological sampling and assaying.to be conducted in the fall of 2007.

NOTE 4 - CAPITAL STOCK

The Company’s capitalization is 100,000,000 common shares with a par value of $0.0001 per share.

Reverse Stock Split
On January 13, 2004, the Company declared a one-for-two reverse stock split of all of the outstanding common stock, without any change in par value of the shares of common stock. Effective January 30, 2004, the authorized capital was 100,000,000 common shares with a par value of $0.0001, with 5,863,446 shares issued and outstanding.

Except for the Statement of Stockholders’ Equity, unless otherwise noted, all references to common stock, common shares outstanding, average numbers of common shares outstanding and per share amounts in these financial statements and notes to financial statements have been restated to reflect the 1:2 reverse stock split.

During the current year, the Company issued 6,629,880 restricted common shares pursuant to the following agreements:

(i) By agreement dated December 15, 2003 and subsequent amendment dated March 4, 2004, the Company acquired a ninety-percent (90%) interest in ten (10) lode mining claims known as the TK claims, located in Lander County, Nevada. On February 27, 2004, the Company issued 100,000 restricted common shares valued at $2,000, or $0.02 per share, as part of the terms of this agreement (See Note 3).

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company) (Expressed in US dollars)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 4 - CAPITAL STOCK (continued)

(ii) On December 31, 2003, Legacy entered into settlement agreements with certain related and non-related parties to settle a debt in the amount of $106,000. This debt was previously held by the Company and was assigned to certain related and non-related parties (collectively, the “Assignees”) by option agreements dated January 1, 2003 between the Company and the Assignees. The Company received $106,000 from the Assignees in accordance with the option agreements. The Assignees received 5,300,000 post reverse split restricted common shares of Legacy on February 18, 2004.

(iii) On December 31, 2003, Legacy entered into an agreement with Avalon Energy Corporation (“Avalon”) to settle a debt in the amount of $122,988. Avalon received 1,229,880 post reverse split restricted common shares of Legacy on February 18, 2004. The issue of these shares at $0.02 per share, being the fair value of these shares on the settlement date, resulted in a non-realized gain that is reflected in additional paid in capital.

On October 11, 2005, Legacy entered into an agreement with Golden Spirit to acquire a ninety-percent (90%) interest in the Ester Creek and Second Chance claims, located near Fairbanks, Alaska. The Company issued 750,000 restricted common shares valued at $7,500, or $0.01 per share as per the terms of the agreement (See note 3) on December 17, 2005. The issue of these shares at $0.02 per share, being the fair value of these shares on the settlement date, resulted in a non-realized loss that is reflected in additional paid in capital.

NOTE 5 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005, the Company incurred expenses for consulting fees of $12,000 (2004 - $12,000) to a Company controlled by a significant shareholder.

At December 31, 2005, the following amounts were due to related parties:

	December 31,	December 31,
	2005	2004

Avalon Energy Corporation	$1	$5,300
Golden Spirit Enterprises Ltd.	16,029	438,932
Rising Phoenix Development Group Ltd.	-	2,400
Significant shareholders	172,759	135,509

	$188,789	$582,141

All amounts owed to the above related parties are unsecured, non-interest bearing and have no specific terms of repayment.

NOTE 6 - INCOME TAXES

Potential benefits of United States Federal income tax losses are not recognized in the accounts until realization is more likely than not. As of December 31, 2005, the Company has combined net operating losses carried forward totaling approximately $2,000,000 for tax purposes which expire between the years 2019 through 2026. Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382 for 2002 and prior year’s losses. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry forwards.

NOTE 7 - SUPPLEMENTARY CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES

	Year ended	Year ended December	Year ended	Cumulative results
	December 31, 2005	31, 2004	December 31,	of operations from
			2003	February 19,
1999 (inception)
to
December31,2005

Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Shares issued for debt settlement		228,988

LEGACY MINING LTD.
(Formerly Cardstakes.com)

(An Exploration Stage Company)
(Expressed in US dollars)

FINANCIAL STATEMENTS

SEPTEMBER 30, 2006 (Unaudited)

BALANCE SHEETS

STATEMENTS OF OPERATIONS

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

F-ii

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company)
(Expressed in US dollars)

BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$6,660	$3,081
Accounts receivable	1,200	-
Prepaid expenses	-	4,387
	7,860	7,468

EQUIPMENT, net of depreciation of $30,329 (2005-$29,400)	3,199	4,128

	$11,059	$11,596

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$32,808	$9,912
Due to related parties (Notes 5 and 7)	31,264	188,789
	64,072	198,701

STOCKHOLDERS’ DEFICIT

Common stock, $0.0001 par value, 100,000,000 shares authorized (Note 4)
Issued and outstanding: 17,098,502 (2005 – 13,243,326) common shares	1,709	1,324
Additional paid-in capital	2,039,721	1,847,348
Deficit accumulated during the exploration stage	(2,094,443)	(2,035,777)
	(53,013)	(187,105)

	$11,059	$11,596

The accompanying notes are an integral part of these financial statements.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company)
(Expressed in US dollars)

STATEMENTS OF OPERATIONS
(Unaudited)

					Cumulative
					results of
					operation from
	Three	Three	Nine	Nine	February 19,
	months	months	months	months	1999
	ended	ended	ended	ended	(inception) to
	September	September	September	September	September
	30, 2006	30, 2005	30, 2006	30, 2005	30, 2006

EXPENSES
Consulting	$3,000	$3,000	$9,000	$9,000	$112,714
Depreciation	310	443	930	1,327	30,329
Exploration costs	1,825	3,500	1,825	3,500	17,214
Management fees	-	-	-	-	131,200
Office and general	3,974	3,000	10,385	9,456	240,762
Professional fees	19,196	10,626	36,526	14,456	126,172
Travel and accommodation	-	-	-	-	59,382
Wages and salaries	-	-	-	-	57,745
Website development costs	-	-	-	-	158,772
Write-down of technology license	-	-	-	-	912,653
Write-down of URLs	-	-	-	-	247,500

NET LOSS	$(28,305)	$(20,569)	$(58,666)	$(37,739)	$(2,094,443)

BASIC AND DILUTED LOSS PER SHARE	$-	$-	$-	$-

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING - BASIC AND
DILUTED	14,290,929	12,493,326	13,596,364	12,493,326

The accompanying notes are an integral part of these interim financial statements.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company)
(Expressed in US dollars)

STATEMENTS OF CASH FLOWS
(Unaudited)

			Cumulative
	Nine months	Nine months	results of
	ended	ended	operations
	September	September	from February
	30, 2006	30, 2005	19, 1999
			(inception) to
			September 30,
			2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(58,666)	$(37,739)	$(2,094,443)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
-depreciation	930	1,327	30,329
- non-cash salaries	-	-	50,000
- non-cash exploration costs	-	-	9,500
- write down of technology license	-	-	912,654
- write off of website development costs	-	-	158,772
- write down of URLs	-	-	247,500
- net changes in working capital items	61,315	23,311	516,477

NET CASH FLOWS PROVIDED BY (USED IN) OPERATING
ACTIVITIES	3,579	7,025	(169,211)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	-	-	(24,317)
Website development costs	-	-	(158,772)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	-	-	(183,089)

CASH FLOWS FROM FINANCING ACTIVITIES
Net advances from related parties	-	-	148,960
Proceeds on sale of common stock	-	-	210,000

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	-	-	358,960

NET INCREASE IN CASH	3,579	7,025	6,660

CASH, BEGINNING	3,081	202	-

CASH, ENDING	$6,660	$7,227	$6,660

The accompanying notes are an integral part of these financial statements.

LEGACY MINING LTD.
(Formerly Cardstakes.com)
(An Exploration Stage Company) (Expressed in US dollars)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2006 (Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Legacy Mining Ltd. (“Legacy” or the “Company”) was incorporated on February 19, 1999 in the State of Nevada as Power Direct Tech.com. On February 23, 1999, the Company changed its name to PD Tech.com and on June 8, 1999 the Company changed its name to Cardstakes.com to reflect management’s decision to shift the Company’s focus to internet-based business development. On December 31, 2003, the Company reduced its holdings in Golden Spirit Enterprises Ltd. (“Golden Spirit”) to less than 10% and was no longer considered a subsidiary of Golden Spirit. On January 13, 2004, the Company changed its name to Legacy Mining Ltd. to reflect management’s decision to shift the Company’s focus to mineral exploration and development. In the fourth quarter of 2006, the Company will be filing a Registration Statement Form SB-2 to become a fully reporting Company on the OTC:BB under the trading symbol “LGMN”.

Going concern
These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company is an exploration stage company and its general business strategy is to acquire mineral properties either directly or through the acquisition of operating entities. The continued operations of the Company is dependent upon the existence of economically recoverable reserves and the ability of the Company to obtain necessary financing to complete the development of those reserves, and upon future profitable production. The Company has not generated any revenues or completed development of any commercially acceptable products or services to date and further significant losses are expected to be incurred in the exploration and development of its mineral properties. The Company will depend almost exclusively on outside capital through the issuance of common shares to finance ongoing operating losses and to fund the acquisition, exploration and development of its mineral properties. The Company has incurred losses of $2,094,443 from inception to September 30, 2006 and has a working capital deficiency of $56,212. The ability of the Company to continue as a going concern is dependent on raising additional capital and ultimately on generating future profitable operations. There can be no assurance that the Company will be able to raise the necessary funds when needed to finance its ongoing costs.

The Company's future capital requirements will depend on many factors, including costs of exploration of the properties, cash flow from operations, costs to complete property development, if warranted, and competition and global market conditions. The Company's anticipated recurring operating losses and growing working capital needs will require that it obtain additional capital to operate its business.

Given the Company's limited operating history, lack of revenues, and its operating losses, there can be no assurance that it will be able to achieve or maintain profitability. Accordingly, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 – BASIS OF PRESENTATION

The unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the period ended December 31, 2005 filed with Form SB-2. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company's financial position and results of operations.

Operating results for the nine month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

NOTE 3 – INTERESTS IN MINERAL PROPERTIES

TK Mineral Property
By agreement dated December 15, 2003 and subsequent amendment dated March 4, 2004, the Company acquired a ninety-percent (90%) interest in ten (10) lode mining claims known as the TK claims, located in Lander County, Nevada. The Company issued 100,000 restricted common shares and paid $1,000 upon execution of the agreement. Under the terms of the agreement, the Company was required to pay $3,500 by March 15, 2004. Thereafter, on the fifteenth day of each month from April 2004 to January 2005, the Company was required to pay an additional $500 in cash. In addition, the Company was required to issue $16,500 worth of restricted shares on or before October 15, 2005 to earn its ninety-percent (90%) interest. As of December 31, 2004, the Company had paid $5,000 and issued the initial 100,000 restricted common shares towards the acquisition. On October 15, 2005, the Company did not issue the additional required restricted shares or make the required cash payments to earn its ninety-percent interest as management determined it would pursue another property of more merit. As such, the TK claims were abandoned.

Ester Creek and Second Chance Mineral Properties
On October 11, 2005, the Company entered into an agreement with Golden Spirit Gaming Ltd. ("Golden Spirit"), a public company with directors in common, whereby the Company acquired a ninety-percent (90%) ownership interest in the Ester Creek and Second Chance claims (collectively, the “Claims”) located approximately eight miles northeast of Fairbanks, Alaska for the issuance of 750,000 restricted shares of the Company’s common stock valued at $7,500. Under the terms of the agreement, Ester Creek Gold Company, a private Nevada corporation, retained a 10% non-assessable interest in the Ester Creek claims and Lee Holland, a resident of Alaska, retained a 10% non-assessable interest in the Second Chance claim. The Claims are located in and around Ester Creek over an area of approximately 2,320 acres (4 square miles).

The Company will be responsible to keep the Claims in good standing henceforth and to protect the rights of the carried interest holders. The Company will be required to perform annual assessment work to keep the Claims in good standing. The Company has an independent engineering report prepared on the property, which contains recommendations for a work commitment of $25,495 for geological sampling and assaying to be conducted in the fall of 2007.

NOTE 4 - CAPITAL STOCK

The Company’s capitalization is 100,000,000 common shares with a par value of $0.0001 per share.

2005 Transaction
On October 11, 2005, Legacy entered into an agreement with Golden Spirit to acquire a ninety-percent (90%) interest in the Ester Creek and Second Chance claims, located near Fairbanks, Alaska. The Company issued 750,000 restricted common shares valued at $7,500, or $0.01 per share as per the terms of the agreement (See note 3) on December 17, 2005. The issue of these shares at $0.02 per share , being the fair value of these shares on the settlement date, resulted in a non-realized loss that is reflected in additional paid in capital.

2006 Transaction
On August 29, 2006, Legacy entered into settlement agreements with certain related and non-related parties to settle aggregate debts totaling $192,759. These debts were incurred for services performed by the respective parties on behalf of Legacy. On September 5, 2006, the debtors received 3,855,180 restricted common shares of the Company in accordance with the settlement agreements. The issue of these shares at $0.02 per share, being the fair value of these shares on the settlement date, resulted in a non-realized gain that is reflected in additional paid in capital.

NOTE 5 – RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2006, the Company incurred expenses for consulting fees of $9,000 (2005 - $9,000) to a Company controlled by a significant shareholder.

At September 30, 2006, the following amounts are due to related parties:

	September 30,	December 31,
	2006	2005
	(unaudited)

Avalon Energy Corporation	$5,013	$1
Golden Spirit Enterprises Ltd.	18,750	16,029
Significant shareholders	7,500	172,759
	$31,264	$188,789

All related party transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. All amounts owed to the above related parties are unsecured, non-interest bearing and have no specific terms of repayment.

NOTE 6 - INCOME TAXES

Potential benefits of United States federal income tax losses are not recognized in the accounts until realization is more likely than not. As of September 30, 2006, the Company has combined net operating losses carry-forward of approximately $2,100,000 for tax purposes which expire between the years 2019 through 2026. Availability of loss usage is subject to change of ownership limitations under Internal Revenue Code 382 for 2002 and prior year’s losses. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

NOTE 7 – SUPPLEMENTARY CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES

	Nine months		Cumulative results
	ended	Nine months	of operations from
	September 30,	ended	February 19,
	2006	September 30,	1999 (inception) to
	(unaudited)	2005	September30,2006
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Shares issued for debt settlement	$192,759	$-	$421,747

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS"), our Articles of Incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our Articles of Incorporation do not limit the automatic director immunity from liability under the NRS.

Our Articles of Incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of Legacy Mining will not be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer, except for the following situations:

(a)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	the payment of distributions in violation of NRS 78.300.

Our Bylaws

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

Opinion of the Commission

We have been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Other Expenses of Issuance and Distribution

The following is a list of the expenses that we incurred in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the registration fee:

Registration fee	$10.00

Accounting fees and expenses	$15,000

Legal fees and expenses	$20,000

Transfer agent fees	$1,500

Miscellaneous (including Edgar filing fees)	$1,990

Total	$38,500

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling shareholders to broker-dealers in connection with the sale of their shares.

Recent Sales of Unregistered Securities

On February 18, 2004, we issued 5,300,000 common shares to eleven creditors (refer to the table under “Certain Relationships and Related Transactions” at $0.02 per share to settle the debt of $106,000. These shares were issued without a prospectus pursuant to Section 4(2) and of the Securities Act.

On February 18, 2004, we issued 1,229,880 common shares to Avalon Energy at $0.10 per share to settle the debt of $122,988. These shares were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

On February 27, 2004, we issued 100,000 common shares to Kevin Bergman valued at $0.02 per share to purchase 90% interest in the TK claims. These shares were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

On December 17, 2005, we issued 750,000 common shares to Golden Spirit at a price of $0.01 per share for total proceeds of $7,500. The shares were issued pursuant to a property acquisition agreement with Golden Spirit, a company with directors in common, to purchase a

90% interest in the mineral rights to the Ester Creek Property. These shares were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

On August 28, 2006, we entered into subscription agreements with six investors and issued 3,855,176 common shares at a price of $0.05 per share to settle total debts of $192,759. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

Exhibits

Exhibit	Exhibit
Number	Description

3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on February 19, 1999 (1)

3.2	Certificate of Amendment of the Articles of Incorporation filed with the Nevada Secretary of State on February 23, 1999 (1)

3.3	Certificate of Amendment of the Articles of Incorporation filed with the Nevada Secretary of State on June 8, 1999 (1)

3.4	Certificate of Amendment of the Articles of Incorporation filed with the Nevada Secretary of State on January 13, 2004 (1)

3.5	Bylaws (1)

4	Instrument Defining the Right of Holders - Form of Share Certificate (1)

5.1	Legal Opinion & Consent

10.1	Agreement to acquire 90% ownership in mineral claims with Kevin Bergman dated December 15, 2003 (1)

10.2	Memorandum of Agreement and Assignment with Kevin Bergman dated March 3, 2004 (1)

10.3	Agreement to acquire 90% ownership in mineral claims with Golden Spirit Enterprises Ltd. dated October 11, 2005 (1)

10.4	Claim of Lien on Ester Creek claims dated October 19, 2005 (1)

23.1	Consent of Auditor

(1)        Previous filed as exhibits on our Form SB-2 filed on November 14, 2006

Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution,

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.           That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)           Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act , and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act , and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on March 22, 2007.

LEGACY MINING LTD.

By:	/s/ Robert Klein
Robert Klein
President, Director, Chief Executive
Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

President, Director, Chief
/s/ Robert Klein	Executive Office	March 22, 2007
Robert Klein

Director, Chief Financial Officer,
Chief Accounting Officer,
/s/ Carlton Parfitt	Treasurer, Secretary	March 22, 2007
Carlton Parfitt